UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Citrix Systems, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:	April 12, 2013

You are cordially invited to attend the Annual Meeting of Stockholders of Citrix Systems, Inc. to be held on Thursday, May 23, 2013 at 4:00 p.m. Pacific time, at The Hilton Anaheim, 777 W. Convention Way, Anaheim, California 92802, United States.

At this Annual Meeting, the agenda includes: (1) the election of three Class III directors for three-year terms; (2) approval of an amendment to our Amended and Restated 2005 Equity Incentive Plan; (3) approval of an Amended and Restated Certificate of Incorporation to declassify our Board of Directors; (4) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013; and (5) an advisory vote to approve the compensation of our named executive officers. The Board of Directors unanimously recommends that you vote FOR the election of the director nominees and FOR each of the other matters (2) through (5).

All stockholders are cordially invited to attend the Annual Meeting in person. We are providing proxy material access to our stockholders via the Internet. Accordingly, you can access proxy materials and vote at www.proxyvote.com. Details regarding the matters to be acted upon at this Annual Meeting are described in the Notice of Internet Availability of Proxy Materials you received in the mail. Please give the proxy materials your careful attention.

You may vote via the Internet or by telephone by following the instructions on your Notice of Internet Availability and on that website. In order to vote via the Internet or by telephone, you must have the stockholder identification number which is provided in your Notice. If you have requested a proxy card by mail, you may vote by signing, voting and returning that proxy card in the envelope provided. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or have voted via the Internet or by telephone. Please review the instructions for each voting option described in the Notice and in this Proxy Statement. Your prompt cooperation will be greatly appreciated.

Very truly yours,

ANTONIO G. GOMES Vice President, Deputy General Counsel and Secretary

CITRIX SYSTEMS, INC.

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 23, 2013

To the Stockholders of Citrix Systems, Inc.:

The Annual Meeting of Stockholders of Citrix Systems, Inc., a Delaware corporation, will be held on Thursday, May 23, 2013 at 4:00 p.m. Pacific time, at The Hilton Anaheim, 777 W. Convention Way, Anaheim, California 92802, United States for the following purposes:

1.

to elect three Class III members to the Board of Directors as directors, each to serve for a three-year term and until his successor has been duly elected and qualified or until his earlier resignation or removal;

2.

to approve an amendment to the Company’s Amended and Restated 2005 Equity Incentive Plan to increase the aggregate number of shares of the Company’s common stock issuable pursuant to restricted stock, restricted stock units, performance units or stock grants by 7.0 million shares of the Company’s common stock;

3.	to approve the proposed Amended and Restated Certificate of Incorporation to declassify the Board of Directors;

4.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013;

5.	to hold an advisory vote to approve the compensation of our named executive officers; and

6.	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The proposal for the election of directors relates solely to the election of three Class III directors nominated by our Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any stockholder.

Only stockholders of record at the close of business on April 1, 2013 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. To assure your representation at the Annual Meeting, we urge you to vote via the Internet at www.proxyvote.com or by telephone by following the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail and which instructions are also provided on that website, or, if you have requested a proxy card by mail, by signing, voting and returning your proxy card to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717. For specific instructions on how to vote your shares, please review the instructions for each of these voting options as detailed in your Notice of Internet Availability and in this Proxy Statement. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or have voted via the Internet or by telephone.

In addition to their availability at www.proxyvote.com, this Proxy Statement and our Annual Report to Stockholders are available for viewing, printing and downloading at investors.citrix.com/annuals.cfm.

By Order of the Board of Directors,

ANTONIO G. GOMES Vice President, Deputy General Counsel and Secretary

Fort Lauderdale, Florida

April 12, 2013

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE YOUR PROXY AS INDICATED ABOVE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. PLEASE REVIEW THE INSTRUCTIONS FOR EACH OF YOUR VOTING OPTIONS DESCRIBED IN THIS PROXY STATEMENT AND THE NOTICE YOU RECEIVED IN THE MAIL.

CITRIX SYSTEMS, INC.

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held on May 23, 2013

April 12, 2013

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Citrix Systems, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Thursday, May 23, 2013 at 4:00 p.m. Pacific time, at The Hilton Anaheim, 777 W. Convention Way, Anaheim, California 92802, United States, or at any adjournments or postponements thereof. An Annual Report to Stockholders, containing financial statements for the year ended December 31, 2012, and this Proxy Statement are being made available to all stockholders entitled to vote at the Annual Meeting. This Proxy Statement and the form of proxy were first made available to stockholders on or about April 12, 2013.

The purposes of the Annual Meeting are to:

•	elect three Class III directors for three-year terms;

•	approve an amendment to our Amended and Restated 2005 Equity Incentive Plan;

•	approve an Amended and Restated Certificate of Incorporation to declassify our Board of Directors;

•	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013; and

•	hold an advisory vote to approve the compensation of our named executive officers.

Only stockholders of record at the close of business on April 1, 2013, which we refer to as the record date, will be entitled to receive notice of and to vote at the Annual Meeting. As of that date, 186,605,970 shares of common stock, $.001 par value per share, were issued and outstanding. Stockholders are entitled to one vote per share on any proposal presented at the Annual Meeting. You may vote via the Internet at www.proxyvote.com or by telephone by following the instructions on the Notice you received in the mail and which are also provided on that website; or, if you have requested a proxy card by mail, by signing, voting and returning your proxy card. If you attend the Annual Meeting, you may vote in person even if you have previously voted by phone or via the Internet or returned a proxy card by mail.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

(a)	filing with our Secretary, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

(b)	properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities;

(c)	duly completing a later-dated proxy relating to the same shares and delivering it to our Secretary before the taking of the vote at the Annual Meeting; or

(d)	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

Any written notice of revocation or subsequent proxy should be sent so as to be delivered to our principal executive offices at Citrix Systems, Inc., 851 West Cypress Creek Road, Fort Lauderdale, Florida 33309, Attention: Secretary, before the taking of the vote at the Annual Meeting.

The representation in person or by proxy of at least a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business.

Abstentions and broker non-votes (discussed below) are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. When a quorum is present at any meeting of stockholders, the holders of a majority of the stock present or represented and voting on a matter shall decide any matter to be voted upon by the stockholders at such meeting, except when a different vote is required by express provision of law, our amended and restated certificate of incorporation (as amended and currently in effect, our “Certificate of Incorporation”) or our bylaws.

For Proposal 1, the election of three Class III directors, each nominee shall be elected as a director if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Any director who fails to receive the required number of votes for his re-election is required to submit his resignation to the Board. Our Nominating and Corporate Governance Committee (excluding any director nominee who failed to receive the required number of votes) will promptly consider any such director’s resignation and make a recommendation to the Board as to whether such resignation should be accepted. The Board is required to act on the Nominating and Corporate Governance Committee’s recommendation within 90 days of the certification of the stockholder vote for the Annual Meeting.

For each of Proposal 2 (the approval of an amendment to our Amended and Restated 2005 Equity Incentive Plan), Proposal 4 (the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013) and Proposal 5 (the advisory vote to approve the compensation of our named executive officers), an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required for approval.

For Proposal 3 (the approval of our proposed Amended and Restated Certificate of Incorporation to declassify our Board (the “Declassification Proposal”)), an affirmative vote of at least 75% of the outstanding shares entitled to vote on such matter is required for approval.

Broadridge Financial Solutions tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately.

Broker non-votes are shares held by a nominee (such as a bank or brokerage firm) which, although counted for purposes of determining a quorum, are not voted on a particular matter because voting instructions have not been received from the nominees’ clients (who are the beneficial owners of such shares). Under national securities exchange rules, nominees who hold shares of common stock in street name for, and have transmitted our proxy solicitation materials to, their customers but do not receive voting instructions from such customers, are not permitted to vote such customers’ shares on non-routine matters. For non-routine matters, these broker non-votes shall not be counted as votes cast and therefore will have the same effect as an AGAINST vote for Proposal 3, but will have no effect on Proposals 1, 2 and 5. Proposal 4 is considered a routine matter and nominees therefore have discretionary voting power as to Proposal 4. Similarly, abstentions are not counted as votes cast and thus will have the same effect as an AGAINST vote for Proposal 3, but will have no effect on Proposals 1, 2, 4 and 5.

The persons named as attorneys-in-fact in the proxies, Mark B. Templeton and David J. Henshall, were selected by the Board and are officers of Citrix. All properly executed proxies submitted in time to be counted at the Annual Meeting will be voted by such persons at the Annual Meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR Proposal 1 (the election of the director nominees), FOR Proposal 2 (approval of the amendment to our Amended and Restated 2005 Equity Incentive Plan), FOR Proposal 3 (approval of the Declassification Proposal), FOR Proposal 4 (ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013) and FOR Proposal 5 (the approval, on an advisory basis, of the compensation of our named executive officers).

Aside from the proposals included in this Proxy Statement, our Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, shares represented by all proxies received by the Board will be voted with respect to such matter in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of February 28, 2013:

•	by each person who is known by Citrix to beneficially own more than 5% of our outstanding shares of common stock;

•	by each of our directors and nominees;

•	by each of our executive officers named in the Summary Compensation Table set forth below under Executive and Director Compensation – Summary of Executive Compensation; and

•	by all of our directors and executive officers as a group.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(2)
FMR LLC
Edward C. Johnson 3d(3)	15,136,139	8.11%
82 Devonshire Street Boston, MA 02109
BlackRock, Inc.(4)	11,851,019	6.35%
40 East 52nd Street New York, NY 10022
Mark B. Templeton(5)	537,270	*
Stephen M. Dow(6)	416,960	*
David J. Henshall(7)	183,029	*
Thomas F. Bogan(8)	82,765	*
Alvaro J. Monserrat(9)	60,874	*
Murray J. Demo(10)	57,039	*
Gary E. Morin(11)	54,584	*
J. Gordon Payne(12)	49,961	*
David R. Friedman(13)	45,479	*
Godfrey R. Sullivan(14)	43,999	*
Nanci E. Caldwell(15)	26,334	*
Asiff S. Hirji(16)	9,833	*
All executive officers, directors and nominees as a group (17)(15 persons)	1,616,882	*

*	Represents less than 1% of the outstanding common stock.
(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or the SEC, and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons listed in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the SEC, the number of shares of common stock deemed outstanding includes shares issuable upon settlement of restricted stock units held by the respective person or group that will vest within 60 days of February 28, 2013 and pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of February 28, 2013, which we refer to as presently exercisable stock options.

(2)	Applicable percentage of ownership is based upon 186,640,239 shares of common stock outstanding as of February 28, 2013.
(3)

With respect to information relating to FMR LLC and Edward C. Johnson 3d, we have relied solely on information provided in an amended Schedule 13G filed jointly by FMR LLC and Edward C. Johnson 3d with the SEC on February 14, 2013. According to such amended Schedule 13G, FMR LLC reported sole voting power as to 745,971 shares and each of FMR LLC and Edward C. Johnson 3d reported sole dispositive power as to the same 15,136,139 shares. FMR LLC and Edward C. Johnson 3d reported that Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 14,193,714 shares or 7.60% of our outstanding common stock.

(4)	With respect to information relating to BlackRock, Inc., we have relied solely on information supplied by such entity on an amended Schedule 13G filed with the SEC on February 6, 2013.
(5)

Includes 447,457 shares of common stock issuable pursuant to presently exercisable stock options, 77,440 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2013 and 58,661 shares of common stock held by the Mark B. Templeton Revocable Trust, dated June 6, 2004, Mark B. Templeton, Trustee, or the Templeton Trust. Mr. Templeton has sole voting and dispositive power with respect to all of the shares held by the Templeton Trust.

(6)

Includes 50,000 shares of common stock issuable pursuant to presently exercisable stock options and 256,450 shares of common stock held by the Dow Family Trust, 50,000 shares of common stock held by Dow Investments II L.P. (“Dow Investments”) and 7,500 shares of common stock held by Dow Investments I L.P. (“Dow L.P.”). Mr. Dow has sole voting and dispositive power with respect to all of the shares held by Dow LP and shared voting and dispositive power with respect to all of the shares held by the Dow Family Trust and Dow Investments. Mr. Dow disclaims beneficial ownership of the shares of common stock held by Dow LP except to the extent of his pecuniary interest in such shares.

(7)

Includes 102,612 shares of common stock issuable pursuant to presently exercisable stock options and 33,456 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2013.

(8)	Includes 30,000 shares of common stock issuable pursuant to presently exercisable stock options that will vest within 60 days of February 28, 2013.
(9)

Includes 38,378 shares of common stock issuable pursuant to presently exercisable stock options and 29,998 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2013.

(10)

Includes 15,000 shares of common stock issuable pursuant to presently exercisable stock options and 666 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2013.

(11)	Includes 10,000 shares of common stock issuable pursuant to presently exercisable stock options that will vest within 60 days of February 28, 2013.
(12)

Includes 28,485 shares of common stock issuable pursuant to presently exercisable stock options and 27,595 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2013.

(13)

Includes 26,221 shares of common stock issuable pursuant to presently exercisable stock options and 25,639 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2013.

(14)

Includes 20,000 shares of common stock issuable pursuant to presently exercisable stock options and 666 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2013.

(15)	Includes 26,000 shares of common stock issuable pursuant to presently exercisable stock options that will vest within 60 days of February 28, 2013.
(16)	Includes 666 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2013.
(17)

Includes 828,630 shares of common stock issuable pursuant to presently exercisable stock options and 226,576 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission, or the SEC, initial reports of ownership and reports of changes in ownership of our common stock. Based on our review of the copies of such filings for the year ended December 31, 2012, we believe that all Section 16(a) filing requirements were complied with during the year ended December 31, 2012.

PROPOSAL 1

ELECTION OF DIRECTOR NOMINEES

Our Board currently consists of eight members. Our Certificate of Incorporation divides the Board into three classes. One class is elected each year for a term of three years. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Mark B. Templeton, Stephen M. Dow and Godfrey R. Sullivan and recommended that each be elected to the Board as a Class III director, each to hold office until the Annual Meeting of Stockholders to be held in the year 2016 and until his successor has been duly elected and qualified or until his earlier death, resignation or removal. Messrs. Templeton, Dow and Sullivan are currently Class III directors whose terms expire at this Annual Meeting. The Board is also composed of:

•	two Class I directors (Murray J. Demo and Asiff S. Hirji), whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2014; and

•

three Class II directors (Thomas F. Bogan, Nanci E. Caldwell and Gary E. Morin), whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2015;

Mr. Bogan serves as the Chairperson of the Board of Directors.

The Board knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THE NOMINEES LISTED BELOW.

This proposal for the election of directors relates solely to the election of three Class III directors nominated by our Board and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any of our stockholders.

The following table sets forth the nominees to be elected at the Annual Meeting and our continuing directors, the year each such nominee or continuing director was first elected a director, the positions with Citrix currently held by each nominee and continuing director, the year each nominee’s or continuing director’s current term will expire, and each nominee’s and continuing director’s current class:

Nominee’s or Director’s Name and Year First Became a Director	Position(s) with Citrix	Year Current Term Will Expire	Current Class of Director
Nominees for Class III Directors:
Mark B. Templeton 1998	President, Chief Executive Officer and Director	2013	III
Stephen M. Dow 1989	Director	2013	III
Godfrey R. Sullivan 2005	Director	2013	III
Continuing Directors:
Murray J. Demo 2005	Director	2014	I
Asiff S. Hirji 2006	Director	2014	I
Thomas F. Bogan 2003	Director and Chairperson	2015	II
Nanci E. Caldwell 2008	Director	2015	II
Gary E. Morin 2003	Director	2015	II

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth our directors (including the nominees) and executive officers, their ages, and the positions currently held by each such person with Citrix. The biographical description below for each director nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by our Board that such person should serve as a director of Citrix. The biographical description of each director who is not standing for election includes the specific experience, qualifications, attributes and skills that our Board would expect to consider if it were making a conclusion currently as to whether such person should serve as a director. The Board did not currently evaluate whether these directors should serve as directors, as the terms for which they have been previously elected continue beyond the Annual Meeting.

Name	Age	Position
Mark B. Templeton	60	President, Chief Executive Officer and Director
Brett M. Caine	53	Senior Vice President and General Manager, Online Services Division
Catherine Courage	38	Senior Vice President, Customer Experience
Steve A. Daheb	41	Senior Vice President and Chief Marketing Officer
David R. Friedman	51	General Counsel and Senior Vice President, Human Resources
David J. Henshall	44	Executive Vice President, Operations, Chief Financial Officer and Treasurer
Alvaro J. Monserrat	45	Senior Vice President, Sales and Services
J. Gordon Payne	51	Senior Vice President, Solutions
Sudhakar Ramakrishna	45	Senior Vice President and General Manager, Desktop and Cloud
Thomas F. Bogan(1)(4)(5)(6)(10)	61	Director
Nanci E. Caldwell(1)	55	Director
Murray J. Demo(2)(3)(5)(8)(9)	51	Director
Stephen M. Dow(2)(3)(4)(5)(11)	57	Director
Asiff S. Hirji(2)(3)	46	Director
Gary E. Morin(1)(7)	64	Director
Godfrey R. Sullivan(2)(3)(4)	59	Director

(1)	Member of Compensation Committee
(2)	Member of Audit Committee
(3)	Member of Finance Committee
(4)	Member of Nominating and Corporate Governance Committee
(5)	Member of Strategy Committee
(6)	Chairperson of the Board of Directors
(7)	Chairperson of the Compensation Committee
(8)	Chairperson of the Audit Committee
(9)	Chairperson of the Finance Committee
(10)	Chairperson of the Nominating and Corporate Governance Committee
(11)	Chairperson of the Strategy Committee

Mark B. Templeton has served as our President since January 1998 and as our Chief Executive Officer from June 2001 to the present. He was elected to our Board in May 1998. Mr. Templeton is a member of the Board of Directors of Equifax, Inc., a publicly-traded credit reporting company. The Board believes Mr. Templeton’s qualifications to sit on our Board include his decades of experience in the software industry, including 15 years as our President and/or Chief Executive Officer, and his deep understanding of our historical and current business strategies, objectives and products.

Brett M. Caine has served as Senior Vice President and General Manager, Online Services Division, since October 2007. From July 2005 to October 2007, Mr. Caine served as Group Vice President of the Online Group. From August 2004 to July 2005, Mr. Caine served as President, Citrix Online. From March 2004 to August 2004, Mr. Caine served as Vice President, Worldwide Sales, Citrix Online.

Catherine Courage has served as our Senior Vice President of Customer Experience since October 2012. Prior to this appointment, Ms. Courage served as our Vice President of Product Design from March 2009 to September 2012. From September 2004 to March 2009, Ms. Courage served as Director, User Experience for salesforce.com, inc., a publicly-traded provider of cloud computing and social enterprise solutions.

Steve A. Daheb has served as our Senior Vice President and Chief Marketing Officer since January 2013. From December 2010 until joining Citrix, Mr. Daheb served as Chief Marketing Officer and Senior Vice President of Blue Coat Systems, Inc., a privately-held provider of Web security and WAN optimization solutions. Prior to that, Mr. Daheb served as Chief Marketing Officer and Senior Vice President of Business Development at Emulex Corporation, a publicly-traded provider of converged networking solutions for the data center, from November 2008 until December 2010. Mr. Daheb served as Senior Vice President, Marketing, OEM Sales and Business Development at Blue Arc Corporation (acquired by Hitachi Data Systems), a privately-held developer of storage networking devices, from January 2005 until November 2008.

David R. Friedman has served as our General Counsel and Senior Vice President, Human Resources, since April 2006 and also served as our Secretary from October 2002 to February 2008. From October 2002 to April 2006, Mr. Friedman served as our General Counsel, Corporate Vice President and Secretary.

David J. Henshall has served as our Executive Vice President, Operations, Chief Financial Officer and Treasurer beginning in September 2011. From January 2006 to September 2011, Mr. Henshall served as our Senior Vice President and Chief Financial Officer, and from April 2003 to January 2006, he served as our Vice President and Chief Financial Officer.

Alvaro J. Monserrat has served as our Senior Vice President, Sales and Services, since July 2008. From July 2007 to July 2008, Mr. Monserrat served as our Vice President of Channels and Emerging Products. Mr. Monserrat also served as our Vice President of North America Sales from October 2003 to July 2007, as our Vice President of Worldwide Field Services from March 2002 to October 2003, as our

Vice President of Consulting Services from December 2001 to March 2002, and as Director of Consulting Services from February 2000 to December 2001.

J. Gordon Payne has served as our Senior Vice President, Solutions, since October 2012. Prior to this appointment, Mr. Payne had served as our Senior Vice President and General Manager, Desktop and Cloud Division beginning in March 2011 and had served as our Senior Vice President and General Manager, Desktop Division, from August 2007 to March 2011. From January 2007 to August 2007, Mr. Payne served as Group Vice President and General Manager of our Advanced Solutions Group. Mr. Payne also served as Product Line Executive, Emerging Products of our Virtual Systems Group from April 2006 to December 2006, and as Vice President of Marketing for our Advanced Solutions Group from December 2004 to December 2006.

Sudhakar Ramakrishna has served as our Senior Vice President and General Manager, Desktop and Cloud since March 2013. Prior to joining Citrix, Mr. Ramakrishna served as President of Products and Services at Polycom, Inc., a publicly-trade provider of unified communications and collaboration solutions, from February 2012 to March 2013. Mr. Ramakrishna also served as Polycom’s Executive Vice President and General Manager, Unified Communications Solutions and Chief Development Officer from February 2011 to February 2012 and as Senior Vice President and General Manager, Unified Communications Products and Chief Development Officer from October 2010 to February 2011. Prior to joining Polycom, Mr. Ramakrishna served as Corporate Vice President and General Manager for Wireless Broadband Access Solutions and Software at Motorola, Inc., a mobile infrastructure company, from May 2007 to October 2010.

Thomas F. Bogan has served as a director of Citrix since January 2003 and as Chairperson of our Board since May 2005. Since August 2011, Mr. Bogan has also served as a member of the Board of Directors of Parametric Technology Corporation, a publicly-traded company that develops, markets and supports product development software solutions. Since January 2010, Mr. Bogan has been a Venture Partner at Greylock Partners, a venture capital firm. From May 2004 to December 2009, Mr. Bogan was a Partner at Greylock Partners. Prior to serving at Greylock, Mr. Bogan was

President of Rational Software, an S&P 500 enterprise software company, from 2000 until its sale to IBM in 2003. He previously had served Rational as its Chief Operating Officer and as General Manager of its testing business from 1996 to 2000. Prior to working at Rational, Mr. Bogan was President and Chief Executive Officer of two early stage technology companies that focused on networking and peripheral products. Mr. Bogan’s earlier background was in finance, and he served as a financial officer in public and private companies as well as positions in public accounting. The Board believes Mr. Bogan’s qualifications to sit on our Board include his decades of senior management experience in the software industry, both as a Chief Executive Officer and a venture capital investor, during which time he has gained significant strategic, operational and corporate governance expertise.

Nanci E. Caldwell has served as a director of Citrix since July 2008. Since 2005, Ms. Caldwell has served as a member of a number of Boards of both public and private technology companies, including current memberships on the Boards of Directors of Deltek, Inc., a publicly-traded enterprise management software company, and Tibco Software Inc., a publicly-traded leading business integration and process management software company. During 2005 and 2006, Ms. Caldwell worked as a project-based technology consultant. From April 2001 to December 2004, Ms. Caldwell was Executive Vice President and Chief Marketing Officer for PeopleSoft, Inc., a publicly-held human resource management software company, until it was acquired by Oracle Corporation, or Oracle, a publicly-traded software company, in December 2004. Ms. Caldwell also served as a member of the Board of Directors of Network General, now NetScout Inc., a publicly-traded provider of integrated network performance management solutions, from 2005 to 2007 and Hyperion Solutions Corporation, a then publicly-traded provider of performance management software acquired by Oracle in 2007, from 2006 to 2007. The Board believes Ms. Caldwell’s qualifications to sit on our Board include her extensive experience with technology and software companies, including in the areas of sales and marketing, as well as her executive leadership and management expertise.

Murray J. Demo has served as a director of Citrix since February 2005. Since May 2012, Mr. Demo has also served as a member of the Board of Directors of Xoom Corporation, a publicly-traded global online money transfer provider. From May 2009 until June 2012, Mr. Demo served as Executive Vice President and Chief Financial Officer of Dolby Laboratories, a publicly-traded global leader in entertainment technologies. From September 2007 to June 2008, Mr. Demo served as Executive Vice President and Chief Financial Officer of LiveOps, a privately-held virtual call center company. Mr. Demo served as Executive Vice President and Chief Financial Officer of Postini, Inc., a security software company, from May 2007 until it was acquired by Google Inc. in September 2007. Mr. Demo served as Executive Vice President and Chief Financial Officer from April 2005 to May 2006, Senior Vice President and Chief Financial Officer from June 2000 to April 2005, Vice President and Corporate Controller from October 1999 to June 2000, Corporate Controller from July 1998 to October 1999, Senior Director of Finance, Product Divisions from February 1998 to July 1998 and Director of Operations Finance from August 1996 to February 1998 for Adobe Systems Incorporated, a computer software company. The Board believes Mr. Demo’s qualifications to sit on our Board include his extensive experience with finance and accounting matters for global organizations in the technology industry, including the experience that he has gained in his roles as Chief Financial Officer of publicly-traded companies.

Stephen M. Dow has served as a director of Citrix since July 1989 and served as our Board’s Chairperson from May 2002 to May 2005. Since 1983, Mr. Dow has served as a general partner of Sevin Rosen Funds, a venture capital investment firm. Mr. Dow serves on the Board of Directors of Cytokinetics, Inc., a publicly-traded biopharmaceutical company. The Board believes Mr. Dow’s qualifications to sit on our Board include his experience in leading a venture capital investment firm, during which time he has gained significant expertise in evaluating investment opportunities and overseeing management development and operations of portfolio companies, as well as the deep understanding of Citrix’s organization and products that he has acquired during his more than 20 years of service on our Board.

Asiff S. Hirji has served as a director of Citrix since May 2006. Mr. Hirji has been a member of the Board of Directors of Advent Software, Inc., a publicly-traded provider of software and services for the global investment management industry since September 2011. Since April 2007, Mr. Hirji has served as a Partner of TPG Capital, L.P., a global private investment firm. From October 2006 to April 2007, Mr. Hirji served as the President, Client Group, of TD Ameritrade Holding Company, a publicly-traded provider of securities brokerage services. Mr. Hirji served as Chief Operating Officer of TD Ameritrade from July 2005 until October 2006 and as Chief Information Officer of Ameritrade from April 2003 until July 2005. The Board believes Mr. Hirji’s qualifications to sit on our Board include his extensive experience with global companies, his financial and investment expertise, and his years of experience providing strategic advice to complex organizations.

Gary E. Morin has served as a director of Citrix since January 2003. From September 2005 until March 2006, Mr. Morin served as Executive Vice President of Lexmark International, Inc., a publicly-traded laser and inkjet printer and supplies company. From 2000 until September 2005, Mr. Morin served as Executive Vice President and Chief Financial Officer of Lexmark. Mr. Morin has served as a director of Sealy Corp., a publicly-traded bedding manufacturer, since 2006 and as a director of Infogroup Inc., a publicly-traded compiler of proprietary databases, from October 2008 until July 2010 when it was acquired by CCMP Capital Advisors. The Board believes Mr. Morin’s qualifications to sit on our Board include his years of executive experience at publicly-traded companies, as well as his financial expertise.

Godfrey R. Sullivan has served as a director of Citrix since February 2005. Mr. Sullivan is the Chairman and Chief Executive Officer of Splunk Inc., a publicly-traded information technology search software company. Prior to Splunk, Mr. Sullivan worked for Hyperion Solutions Corporation, a then publicly-traded software company, where he served as President and Chief Operating Officer from 2001 through 2004 and as President and Chief Executive Officer from July 2004 until its acquisition by Oracle in April 2007. Mr. Sullivan serves on the Board of Directors of Informatica Corporation, a publicly-traded data integration company. The Board believes Mr. Sullivan’s qualifications to sit on our Board include his decades of executive and operational experience, including as a Chief Executive Officer, with technology and software companies.

Our executive officers are elected by the Board on an annual basis and serve until their successors have been duly elected and qualified.

CORPORATE GOVERNANCE

Independence of Members of our Board

Our Board has determined that each of our non-employee directors (Messrs. Bogan, Demo, Dow, Hirji, Morin and Sullivan, and Ms. Caldwell) is independent within the meaning of the director independence standards of The Nasdaq Stock Market LLC, or Nasdaq, and the SEC, including Rule 10A-3(b)(1) under the Exchange Act. Furthermore, our Board has determined that each member of each of the committees of the Board is independent within the meaning of Nasdaq’s and the SEC’s director independence standards. In making this determination, our Board solicited information from each of our directors regarding whether such director, or any member of his or her immediate family, had a direct or indirect material interest in any transactions involving Citrix, was involved in a debt relationship with Citrix or received personal benefits outside the scope of such person’s normal compensation. Our Board considered the responses of our directors, and independently considered the commercial agreements, acquisitions, and other material transactions entered into by Citrix during 2012.

Board Leadership Structure

Our Corporate Governance Guidelines provide our Board with flexibility to select the appropriate leadership structure at a particular time based on the specific needs of our business and what is in the best interests of our stockholders. Our Corporate Governance Guidelines set forth our general policy that the positions of Chairperson of the Board and Chief Executive Officer, or CEO, will be held by different persons. In certain circumstances, however, our Board may determine that it is in our best interests for the same person to hold the positions of Chairperson and Chief Executive Officer. In such event, the Board will appoint an independent member of our Board as the Lead Independent Director. Our general policy is that the position of Chairperson or Lead Independent Director, as the case may be, will be held by an independent member of our Board. The Chairperson (or Lead Independent Director) will preside at executive sessions of the independent directors and will bear such further responsibilities as the full Board may designate from time to time.

Since 2002, we have separated the roles of Chairperson and Chief Executive Officer. Our Board believes that this leadership structure is appropriate for Citrix at the current time, as it provides an appropriate balance between the two roles. Our Chief Executive Officer is responsible for setting the strategic direction for Citrix and day-to-day leadership, while the Chairperson of our Board provides guidance to our Chief Executive Officer and presides over meetings of the full Board. Thus, our Board believes that the current structure balances the need for our Chief Executive Officer to run Citrix on a day-to-day basis, with the benefit provided to us by significant involvement of an independent member of our Board.

Executive Sessions of Independent Directors

Executive sessions of the independent directors are held at least four times a year following regularly scheduled in-person meetings of our Board. Executive sessions do not include Mr. Templeton, and the Chairperson of our Board is responsible for chairing the executive sessions.

Considerations Governing Director Nominations

Director Qualifications

The Nominating and Corporate Governance Committee of our Board is responsible for reviewing with the Board from time to time the appropriate qualities, skills and characteristics desired of members of the Board in the context of the needs of the business and current make-up of our Board. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors:

•	directors must be of the highest ethical character and share the values of Citrix as reflected in our Code of Business Conduct;

•	directors must have reputations, both personal and professional, consistent with our image and reputation;

•	directors must have a commitment to enhancing stockholder value and representing the long-term interests of our stockholders as a whole, not just one particular constituency;

•	directors must have the ability to exercise sound business judgment based on an objective perspective;

•

directors must have substantial business or professional experience in areas that are relevant to our business and be able to offer meaningful advice and guidance to our management based on that experience; and

•	directors must have received a bachelor’s degree from a qualified institution.

The Nominating and Corporate Governance Committee also may consider numerous other qualities, skills and characteristics when evaluating director nominees, such as:

•	an understanding of and experience in software, hardware or services, technology, accounting, governance, finance and/or marketing;

•	leadership experience with public companies or other major complex organizations;

•	experience on another public company board; and

•	the specific needs of our Board and the Committees of our Board at that time.

Neither the Nominating and Corporate Governance Committee nor the Board has a policy mandating diversity in the selection of director nominees. However, both may, and typically do, consider the diversity of background and experience of a director nominee in the context of the overall composition of the Board at that time. In general, the Nominating and Corporate Governance Committee seeks director nominees with the talents and backgrounds that provide the Board with an appropriate mix of knowledge, skills and experience for the needs of our business. The Nominating and Corporate Governance Committee and the Board discuss the composition of directors on our Board, including diversity of background and experience, as part of the annual Board evaluation process.

Process for Identifying and Evaluating Director Nominees

Our Board delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board, and of management, will be requested to take part in the process as appropriate. Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be helpful in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board’s approval as director nominees for election to our Board. The Nominating and Corporate Governance Committee also recommends candidates to the Board for appointment to the committees of the Board.

Procedures for Recommendation of Director Nominees by Stockholders

The Nominating and Corporate Governance Committee will consider director nominee candidates who are recommended by our stockholders. Stockholders, in submitting recommendations to the Nominating and Corporate Governance Committee for director nominee candidates, shall follow the procedures described below.

Generally, the Nominating and Corporate Governance Committee must receive any such recommendation for nomination not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date the proxy statement was delivered to stockholders in connection with our preceding year’s annual meeting.

All recommendations for nomination must be in writing and include the following:

•	name and address of the stockholder making the recommendation, as they appear on our books and records, and of such record holder’s beneficial owner;

•	number of shares of our capital stock that are owned beneficially and held of record by such stockholder and such beneficial owner;

•	name of the individual recommended for consideration as a director nominee;

•

all other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including the recommended candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if approved by our Board and elected; and

•	a written statement from the stockholder making the recommendation stating why such recommended candidate meets Citrix’s criteria and would be able to fulfill the duties of a director.

Nominations must be sent to the attention of our Secretary by one of the two methods listed below:

By U.S. mail (including courier or expedited delivery service) to:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Attn: Secretary of Citrix Systems, Inc.

By facsimile to: (954) 267-2862

Attn: Secretary of Citrix Systems, Inc.

Our Secretary will promptly forward any such nominations to the Nominating and Corporate Governance Committee. As a requirement for being considered for nomination to our Board, a candidate will need to comply with the following minimum procedural requirements:

•	a candidate must undergo a comprehensive private investigation background check by a qualified firm of our choosing;
•	a candidate must complete a detailed questionnaire regarding his or her experience, background and independence; and

•

a candidate must submit to our Board a statement to the effect that (1) if elected, he or she will tender promptly following his or her election an irrevocable resignation effective upon his or her failure to receive the required vote for re-election at the next meeting at which he or she would face re-election, and (2) upon acceptance of his or her resignation by our Board, in accordance with our Corporate Governance Guidelines, he or she shall resign as a member of the Board.

Once the Nominating and Corporate Governance Committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, such candidacy will be evaluated and a recommendation with respect to such candidate will be delivered to our Board.

Policy Governing Security Holder Communications with our Board

Our Board provides to every security holder the ability to communicate with the Board as a whole and with individual directors on the Board through an established process for security holder communication as follows:

•	For communications directed to our Board as a whole, security holders may send such communications to the attention of the Chairperson of the Board by one of the two methods listed below:

By U.S. mail (including courier or expedited delivery service) to:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Attn: Chairperson of the Board of Directors, c/o Secretary

By facsimile to: (954) 267-2862

Attn: Chairperson of the Board of Directors, c/o Secretary

•	For security holder communications directed to an individual director in his or her capacity as a member of our Board, security holders may send such communications to the attention of the individual director by one of the two methods listed below:

By U.S. mail (including courier or expedited delivery service) to:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Attn: [Name of the director], c/o Secretary

By facsimile to: (954) 267-2862

Attn: [Name of the director], c/o Secretary

We will forward any such security holder communication to the Chairperson of the Board, as a representative of the Board, or to the director to whom the communication is addressed, on a periodic basis. We will forward such communications by certified U.S. mail to an address specified by each director and the Chairperson of the Board for such purposes or by secure electronic transmission.

Policy Governing Director Attendance at Annual Meetings of Stockholders

We conduct an annual meeting of stockholders, and all directors are offered the opportunity to attend at our expense. Three members of our Board of Directors attended our annual meeting of stockholders held in 2012.

Board Evaluation Program and Succession Planning

Our Board annually undertakes a formal evaluation process consisting of an overall Board evaluation, committee evaluations, and peer evaluations by each member. As part of the evaluation process, our Board assesses its structure, processes, culture and effectiveness. The evaluation process also includes consideration of the appropriate Board size, committee composition and the technical, business and organizational skills required of future Board members.

Code of Ethics

We have adopted a “code of ethics,” as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act, which we refer to as our Code of Business Conduct and which applies to all of our directors and employees worldwide, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of our Code of Business Conduct is available in the Corporate Governance section of our website at

http://www.citrix.com/about/governance.html. A copy of our Code of Business Conduct may also be obtained, free of charge, upon a request directed to: Citrix Systems, Inc., 851 West Cypress Creek Road, Fort Lauderdale, Florida 33309, Attention: Investor Relations. We intend to disclose any amendment to or waiver of a provision of our Code of Business Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website, available at

http://www.citrix.com/about/governance.html. For more corporate governance information, you are invited to access the Corporate Governance section of our website available at

http://www.citrix.com/about/governance.html.

Risk Oversight

Assessing and managing risk is the responsibility of Citrix’s management. Our Board oversees and reviews certain aspects of our risk management efforts. Our Board is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board and its committees. Among other areas, the Board is directly involved in overseeing risks related to our overall corporate strategy, including product, go-to-market and sales strategy, executive officer succession, business continuity, crisis preparedness and competitive and reputational risks.

The committees of the Board execute their oversight responsibility for risk management as follows:

•

The Audit Committee has responsibility for overseeing our internal financial and accounting controls, work performed by our independent registered public accounting firm and our internal audit function. As part of its oversight function, the Audit Committee regularly discusses with management and our independent registered public accounting firm our major financial and controls-related risk exposures and steps that management has taken to monitor and control such exposures. In addition, we have, under the supervision of the Audit Committee, established procedures available to all employees for the anonymous and confidential submission of complaints relating to any matter to encourage employees to report questionable activities directly to our senior management and the Audit Committee.

•	The Finance Committee is responsible for overseeing risks related to our investments, financing activities and world-wide insurance programs.

•

The Compensation Committee is responsible for overseeing risks related to our cash and equity-based compensation programs and practices as well as for evaluating whether our compensation plans encourage participants to take excessive risks that are reasonably likely to have a material adverse effect on Citrix. For a detailed discussion of our efforts to manage compensation related risks, see Compensation Related Risk Assessment below.

•

The Nominating and Corporate Governance Committee is responsible for overseeing risks related to the composition and structure of our Board and its committees and our corporate governance. In this regard, the Nominating and Corporate Governance Committee conducts an annual evaluation of the Board and its committees, plans for Board member and executive officer succession and reviews transactions between Citrix and our officers, directors, affiliates of officers and directors, or other related parties for conflicts of interest.

•	The Strategy Committee is responsible for overseeing risks related to our significant strategic transactions, including mergers and acquisitions and licensing transactions.

Currently, the roles of Chairperson of the Board and Chief Executive Officer are held by separate individuals. We believe that this leadership structure helps facilitate the Board’s risk oversight function. For example, our Chief Executive Officer, in his dual role as the member of management responsible for setting the overall strategic direction of Citrix and as a member of the Board, can provide valuable insight to the Board concerning the strategic risks facing Citrix while our independent Chairperson provides independent leadership of the Board’s risk oversight responsibilities.

We maintain a risk management program to identify, scope, communicate and manage risks across Citrix. Our Internal Audit team facilitates the program through a cross-functional committee acting with executive sponsorship. The committee’s key functions are to assess and prioritize risks that we face and to monitor certain of our risk management programs. The Audit Committee receives a report concerning our risk management efforts on an annual basis.

Compensation Related Risk Assessment

We believe that our executive and employee compensation plans are appropriately structured so as not to incent excessive risk taking and are not reasonably likely to have a material adverse effect on our business. In particular, the Compensation Committee considered the following aspects of our compensation plans and policies when evaluating these areas:

•	Our base salary component of compensation does not encourage risk taking because it is a fixed amount.

•

Our Board annually approves a corporate operating plan with goals that it believes are appropriate and reasonable in light of past performance and current market conditions. Our annual operating plan is the basis for the performance targets in our annual variable cash compensation plans.

•

For our executive variable cash compensation plans, awards are based on the achievement of at least two objective performance measures, thus diversifying the risk associated with any single indicator of performance.

•	For our variable cash compensation plans, we select performance measures that we believe are less susceptible to manipulation

(for example, non-GAAP operating income) than other performance measures that we could select (for example, Non-GAAP earnings per share).

•

We model amounts payable under proposed variable cash compensation plan structures against various scenarios and assess those payouts as a percentage of non-GAAP earnings per share, non-GAAP corporate operating income and other variables.

•

All of our executive and corporate variable cash compensation plans are capped at 200% of target awards so as to prevent award payments in excess of specific returns to the business and our stockholders, even if we dramatically exceed our performance or financial targets.

•

Assuming achievement of a threshold level of performance, payouts under our performance-based plans if target performance metrics are not achieved result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach, which could engender excessive risk taking.

•

We have implemented a market performance – based restricted stock unit program, which awards our executives with restricted stock units based on the total return to our stockholders over a three-year period compared to the return on the Nasdaq Composite Total Return Index, thereby providing executives with strong incentives to increase stockholder value over the long-term. This program is capped at 200% of target awards to prevent excessive compensation even if we dramatically outperform the Index, and the awards fully vest only at the end of the three-year performance period.

•

The Compensation Committee, or in the case of our President and Chief Executive Officer, the independent members of our Board, determine achievement levels under our variable cash compensation plan and performance-vesting restricted stock unit awards after reviewing the company’s performance.

•	Our executive stock ownership policy requires executives to hold significant levels of stock, which aligns an appropriate portion of their personal wealth to our long-term performance.

OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

Our Board met 11 times during the year ended December 31, 2012. Each of the directors attended at least 75% of the aggregate of the total number of meetings of our Board and the total number of meetings of all committees of our Board on which he or she served during fiscal 2012. Our Board has standing Audit, Compensation, Finance, Nominating and Corporate Governance and Strategy committees. Each committee has a written charter that has been approved by the Board. Each committee reviews the appropriateness of its charter at least annually.

Audit Committee

The Audit Committee currently consists of Messrs. Demo (Chair), Dow, Hirji and Sullivan, each of whom served on the Audit Committee throughout 2012. Our Board has determined that each member of the Audit Committee meets the independence requirements promulgated by Nasdaq and the SEC, including Rule 10A-3(b)(1) under the Exchange Act. In addition, our Board has determined that each member of the Audit Committee is financially literate and that Mr. Demo qualifies as an “audit committee financial expert” under the rules of the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Demo’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Demo any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

The Audit Committee met 8 times during the year ended December 31, 2012. The Audit Committee operates under a written charter adopted by our Board, a current copy of which is available in the Corporate Governance section of our website at

http://www.citrix.com/about/governance.html.

As described more fully in its charter, the Audit Committee oversees our accounting and financial reporting processes, internal controls and audit functions. In fulfilling its role, the Audit Committee:

•	reviews the financial reports and related disclosure provided by us to the SEC, our stockholders or the general public;

•	reviews our internal financial and accounting controls;

•	oversees the appointment, compensation, retention and work performed by any independent registered public accounting firms we engage;

•	oversees procedures designed to improve the quality and reliability of the disclosure of our financial condition and results of operations;

•	oversees our internal audit function;

•	serves as the Qualified Legal Compliance Committee of Citrix in accordance with Section 307 of the Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated by the SEC;

•

recommends, establishes and monitors procedures designed to facilitate (1) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters, and (2) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters;

•	engages advisors as necessary; and

•	determines the funding from us that is necessary or appropriate to carry out the Audit Committee’s duties.

Finance Committee

The Finance Committee currently consists of Messrs. Demo (Chair), Dow, Hirji and Sullivan, each of whom served on both the Finance Committee and the Audit Committee throughout 2012.

Our Board has determined that each member of the Finance Committee meets the independence requirements promulgated by Nasdaq. Because the members of the Finance Committee serve on the Audit Committee, the Finance Committee met jointly with the Audit Committee 3 times during the year ended December 31, 2012. The Finance Committee operates under a written charter adopted by our Board, a current copy of which is available at the Corporate Governance section of our website at

http://www.citrix.com/about/governance.html.

As described more fully in its charter, the Finance Committee advises the Board and, in certain instances, acts on behalf of our Board, on matters relating to our investment policies, financing activities and world-wide insurance programs.

Compensation Committee

The Compensation Committee currently consists of Messrs. Bogan and Morin (Chair), and Ms. Caldwell, each of whom served on the Compensation Committee throughout 2012.

Our Board has determined that each of the members of the Compensation Committee is independent as defined by the Nasdaq rules. In addition, each member of the Compensation Committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code, and is a “non-employee” director as defined under Section 16 of the Exchange Act. The Compensation Committee met 5 times during the year ended December 31, 2012. The Compensation Committee operates under a written charter adopted by our Board, a current copy of which is available in the Corporate Governance section of our website at

http://www.citrix.com/about/governance.html.

As described more fully in its charter, the Compensation Committee is responsible for determining and making recommendations with respect to all forms of compensation to be granted to our executive officers and producing an annual report on executive compensation for inclusion in the proxy statement for our annual meeting of stockholders in accordance with applicable rules and regulations.

In fulfilling its role, the Compensation Committee also:

•	reviews and makes recommendations to our management on company-wide compensation programs and practices;

•	approves the salary, variable cash, equity-based and other compensation arrangements of our senior executive officers reporting directly to our President and Chief Executive Officer;

•	recommends, subject to approval by the entire Board, the salary, variable cash, equity-based and other compensation arrangements of our President and Chief Executive Officer;

•

appoints, retains, compensates, terminates and oversees the work of any independent experts, consultants and other advisers, reviews and approves the fees and retention terms for such experts, consultants and other advisers and considers at least annually the independence of such consultants;

•	establishes policies and procedures for the grant of equity-based awards and periodically reviews our equity award grant policy;

•	recommends, subject to approval by the entire Board, any equity-based plans and any material amendments to those plans;

•	evaluates whether our compensation plans encourage participants to take excessive risks that are reasonably likely to have a material adverse effect on Citrix;

•	evaluates our compensation philosophy and reviews actual compensation for consistency with our compensation philosophy;

•	reviews and recommends for inclusion in our annual proxy statement the Compensation Discussion and Analysis section; and

•	reviews and evaluates, on a periodic basis, our stock ownership guidelines for directors and executive officers and recommends any modifications to such guidelines to the Board for its approval.

The Compensation Committee has the authority to engage its own outside advisors, including experts in particular areas of compensation, as it determines appropriate, apart from counsel or advisors hired by management. In 2012, the Compensation Committee retained Radford Consulting, an independent compensation consultant, which we refer to as Radford, to assist the committee in evaluating the compensation of our executive officers and directors.

Our Corporate Governance Guidelines and the charter of the Compensation Committee provide that any independent compensation consultant, such as Radford, engaged by the Compensation Committee works for the Compensation Committee, not our management, with respect to executive and director compensation matters. Please read the Compensation Discussion and Analysis included in this Proxy Statement for additional information on the role of, and amounts paid to, Radford in the compensation review process.

Nominating and Corporate Governance Committee

In February 2012, the Board reconstituted the Nominating and Corporate Governance Committee to consist of three directors, Messrs. Bogan (Chair), Dow and Sullivan. Prior to the reconstitution, the Nominating and Corporate Governance Committee consisted of all of our independent directors, Messrs. Bogan (Chair), Demo, Dow, Hirji, Morin, Sullivan and Ms. Caldwell.

Our Board has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements promulgated by Nasdaq. The Nominating and Corporate Governance Committee met 3 times during the year ended December 31, 2012. The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board, a current copy of which is available at the Corporate Governance section of our website at

http://www.citrix.com/about/governance.html.

As described more fully in its charter, the Nominating and Corporate Governance Committee:

•	reviews and makes recommendations to our Board regarding the Board’s composition and structure;

•	establishes criteria for membership on the Board and evaluates corporate policies relating to the recruitment of members of the Board;

•	recommends to our Board the nominees for election or re-election as directors at our annual meeting of stockholders;

•	reviews policies and procedures with respect to transactions between Citrix and our officers, directors, affiliates of officers and directors, or other related parties; and

•

establishes, implements and monitors policies and processes regarding principles of corporate governance in order to assist the Board in complying with its fiduciary duties to us and our stockholders. As described above in the section entitled Procedures for Recommendation of Director Nominees by Stockholders, the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders.

Strategy Committee

The Strategy Committee currently consists of Messrs. Bogan, Demo and Dow (Chair), each of whom served on the Strategy Committee throughout 2012.

Our Board has determined that each member of the Strategy Committee meets the independence requirements promulgated by Nasdaq. The Strategy Committee met 5 times during the year ended December 31, 2012. The Strategy Committee operates under a written charter adopted by our Board, a current copy of which is available at the Corporate Governance section of our website at

http://www.citrix.com/about/governance.html.

As described more fully in its charter, the Strategy Committee is responsible for overseeing matters relating to potential mergers, acquisitions, divestitures and other key strategic transactions outside the ordinary course of our business.

In fulfilling its role, the Strategy Committee also:

•	reviews, and provides guidance to management and our Board with respect to, our strategy for corporate strategic transactions;

•	assists management and our Board with the review of proposals made by management for corporate strategic transactions, when and as appropriate;

•	periodically reviews with management prospective candidates for corporate strategic transactions, when and as appropriate;

•	reviews periodic reports from management on completed corporate strategic transactions;

•

reviews, considers and makes recommendations to our Board regarding corporate strategic transactions having a transaction price as estimated by management to be greater than that delegated to management under any delegation of authority from our Board;

•	provides periodic reports to our Board of any corporate strategic transactions being considered, or authorized and approved, by management;

•

notifies the Nominating and Corporate Governance Committee of any conflict of interest or related party transaction that comes to the attention of the Committee in the exercise of its duties under the charter; and

•	is authorized to appoint, retain, terminate and oversee the work of any advisors and approve such advisors’ fees and retention terms.

Report of the Audit Committee

The Audit Committee oversees the accounting and financial reporting processes of Citrix and the audits of the consolidated financial statements of Citrix on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements in Citrix’s Annual Report on Form 10-K for the year ended December 31, 2012, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant estimates and judgments, critical accounting policies and accounting estimates resulting from the application of these policies, and the substance and clarity of disclosures in the financial statements, and reviewed Citrix’s disclosure controls and procedures and internal control over financial reporting.

The Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by Nasdaq and the SEC, including Rule 10A-3(b)(1) under the

Exchange Act. Mr. Demo qualifies as an “audit committee financial expert” under the rules of the SEC.

The Audit Committee has reviewed Citrix’s audited consolidated financial statements at December 31, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2012 and has discussed them with both management and Ernst & Young. The Audit Committee also discussed with Ernst & Young the overall scope and plan for their annual audit for 2012. The Audit Committee met separately with Ernst & Young in its capacity as Citrix’s independent registered public accountants, with and without management present, to discuss the results of Ernst & Young’s procedures, its evaluations of Citrix’s internal control over financial reporting, and the overall quality of its financial reporting, as applicable.

The Audit Committee reviewed and discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by AICPA, Professional Standards, Vol. 1. AU section 380 as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T, as may be modified or supplemented. In addition, the Audit Committee has reviewed the services provided by Ernst & Young and discussed with Ernst & Young its independence from management and Citrix, including the matters in the written disclosures and letter from independent accountants required by PCAOB Rule 3526 and considered the compatibility of non-audit services with the registered public accountants’ independence.

Based on the Audit Committee’s review of the financial statements and these reviews and discussions referred to above, it concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited consolidated financial statements be included in Citrix’s Annual Report on Form 10-K for the year ended December 31, 2012.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that Citrix specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.

Respectfully submitted by the Audit Committee,

Murray J. Demo (Chair)

Stephen M. Dow

Asiff S. Hirji

Godfrey R. Sullivan

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Purpose of Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides comprehensive information about the 2012 compensation for the following executive officers (who we refer to as our Named Executive Officers):

•	Mark B. Templeton, President and Chief Executive Officer

•	David J. Henshall, Executive Vice President, Operations, Chief Financial Officer and Treasurer

•	Alvaro J. Monserrat, Senior Vice President, Sales and Services

•	David R. Friedman, General Counsel and Senior Vice President, Human Resources

•	J. Gordon Payne, Senior Vice President, Solutions

Objectives of Our Executive Compensation Programs

The compensation that we offer our executives is designed to reflect our principles of integrity, fairness and transparency – concepts that have continually underscored the design and delivery of the compensation opportunity at Citrix. We believe our compensation programs should emphasize sustainable corporate growth through a pay-for-performance orientation and a commitment to both operational and organizational execution. We also believe that lavish perquisites, excessive severance and bonuses unrelated to performance are inconsistent with our executive compensation principles. Furthermore, while the establishment of variable compensation targets for our executives necessarily involves judgment, the actual payouts against those targets are based on pre-determined, objective financial criteria reflective of our annual operating plan or total stockholder return and indicative of positive business growth.

Over the last decade, the objectives of our executive compensation programs have been to:

•	provide competitive compensation that attracts, retains and engages high-performing talent; and
•	align the long-term interests of executives with those of our stockholders by linking a significant portion of total cash and equity compensation to company performance.

These objectives still hold true today and are reflected in the compensation decisions we made in 2012. We believe that our executive compensation program played a meaningful role in helping us achieve our operating results in 2012.

Year in Review

Our financial performance for fiscal year 2012 resulted in our annual revenues increasing approximately 17% to $2.59 billion, as compared to $2.21 billion in the previous year. Net income for 2012 was $353 million, or $1.86 per diluted share, compared to $356 million, or $1.87 per diluted share, in 2011.

Among the strategic objectives that we accomplished in 2012 were the following:

•	we strengthened our position in real-time collaboration, while increasing our value proposition with investments in workflow and social collaboration;

•	we built a defensible market position around being a business-focused, secure, IT-controlled alternative to consumer and pure-play data sharing offerings;

•	we expanded into the adjacent and high-growth enterprise mobility market, with a solution for managing mobile apps, data and devices;

•	we increased adoption of the virtual approach to delivering Windows apps and desktops;

•	we expanded into the adjacent mobile network optimization market;

•	we established a strategic position in open source public and private clouds; and

•	we developed new strategic routes to market and expanded our overall market opportunity.

Further, our balance sheet remains strong, with a cash and marketable securities balance at the end of 2012 of approximately $1.5 billion, which provided us with the flexibility to repurchase approximately

3.8 million, or about 2.1%, of our outstanding shares. All of this contributed to a total stockholder return of approximately 73% over the five-year period ended on December 31, 2012.

As in prior years, we followed our established annual process of compensation analysis and planning and full Board engagement in the evaluation and review of the compensation of our Chief Executive Officer. This included modeling and assessment of the structural design elements of our executive compensation program to ensure that we administer plans that engage and motivate our executives while providing suitable controls and protection for the business and our stockholders. In 2012, we focused the weighting of financial targets in our variable cash compensation program so as to continue to emphasize revenue achievement and retained payout slopes in our variable cash compensation program that appropriately reward overachievement and penalize underachievement. Consistent with our philosophy, we made no discretionary adjustments to our performance targets for our Chief Executive Officer or any other executive officer during the year.

Because of our historical success and the unique skills of our executives in the new and meaningful mobile workstyles and cloud computing markets, our executives are highly attractive candidates for roles at larger companies or more senior roles at smaller companies. In response, we modestly increased on a merit basis the total target cash compensation (the aggregate of base salary and variable cash compensation) of our Named Executive Officers by approximately 5.4% on average for 2012. For these same reasons and as a result of our ongoing evaluations, we also made significant changes to our equity-based long-term incentive program in 2012. We accomplished this by:

•	eliminating the use of stock options so that our annual equity grant program consists entirely of restricted stock units;

•	shifting our portfolio of equity awards to include 50% market performance-based awards tied to achievement of total stockholder return metrics against a selected comparator index; and

•

changing the vesting requirements for our new market performance-based awards to full, cliff vesting at the end of a 3-year performance period, subject to meeting performance metrics, thus eliminating interim payouts.

With these changes, a significant portion of our Named Executive Officer’s total compensation now is provided through performance-based elements that are closely tied to long-term company performance. In 2012, approximately 54.3% of our Chief

Executive Officer’s and 52.7% of all other Named Executive Officer’s total target compensation (inclusive of equity awards valued at the closing price of Citrix stock on December 31, 2012) was performance-based compensation as indicated below.

(1)	Reflects total target compensation and not actual amount realized by our Named Executive Officers.

As in the past, we performed an annual review of our peer group in 2012. With assistance from Radford, we revised our peer group for 2012 to address the dynamics in the markets for talent in which we compete. We did this by establishing a peer group that includes companies:

•	that represent an appropriate range from a size and scope perspective;

•	that operate in virtualization, cloud, Software-as-a-Service and networking markets;

•	with whom we compete for talent; and

•	that have transformed their markets and could serve as role models as we continue to strive towards our long-term strategic objectives.

Based on our review and assessment, we believe our revised peer group represents a comparator group of companies that enables us to keep pace with competitor practices in our markets. Moreover, our current peer group, with its inclusion of a full array of companies with whom we compete for talent, maintains Citrix positioned at approximately the group median across key financial metrics we view as important in selecting a peer group.

Elements of Compensation

The elements of compensation that we use to accomplish our objectives include:

•	base salary;

•	variable cash compensation;

•	equity-based long-term incentives; and

•	benefits.

We considered each of these items in determining the individual compensation package for our executive officers.

Compensation Evaluation Processes and Criteria

Evaluation Process

The compensation packages for our executive officers are reviewed by our Compensation Committee and include an analysis of all elements of compensation separately and in the aggregate. In 2012, Radford was retained as the Compensation Committee’s independent adviser to provide advisory services to aid the Compensation Committee in its oversight of executive compensation. In addition, our legal, finance and human resources departments support the Compensation Committee in its work and act in accordance with the direction given to them to administer our compensation programs.

Throughout 2012, the Compensation Committee held meetings with management, our human resources department and representatives of Radford to:

•	review our compensation objectives;

•	review the actual compensation of our executive officers for consistency with our objectives;

•	analyze trends in executive compensation;

•

assess our variable cash compensation structure, as well as the plan components and mechanics, to ensure an appropriate correlation between pay and performance with resulting compensation opportunities that balance returns to the business and our stockholders. Among other things, this included modeling amounts payable under proposed plan structures against various scenarios and assessing those payouts as a percentage of non-GAAP earnings per share and non-GAAP corporate operating income and other variables;

•	assess our equity-based awards programs against our objectives of executive engagement, retention and alignment with stockholder interests;

•	benchmark our executive cash compensation and equity-based awards programs, and assess our pay versus performance against our peer group; and

•	review recommendations for 2012 compensation for appropriateness relative to our compensation objectives.

Beginning in August 2011, and at several meetings throughout the first quarter of 2012, the Compensation Committee reviewed proposed compensation programs and packages for our executive officers for 2012, which were prepared by management and evaluated by our finance department for alignment with our operating plan. In March 2012, the Compensation Committee approved the proposed 2012 variable cash compensation plan, which we refer to as the Variable Cash Compensation Plan, and also approved individual compensation packages for our executive officers, and recommended to the Board of Directors a compensation package for our President and Chief Executive Officer. Thereafter, the recommendations of the Compensation Committee were reviewed with our Board of Directors.

In evaluating our 2012 executive compensation program, the Compensation Committee considered the stockholder advisory (“say-on-pay”) vote on our executive compensation for 2011, which was approved by nearly 98% of the votes cast. We believe that the stockholders, through this advisory vote, showed support for our compensation philosophies and practices; and, thus, we did not make any material changes to our executive compensation program as a result of the say-on-pay vote. We will hold a say-on-pay vote on an annual basis until the next vote on the frequency of such stockholder advisory votes, which will occur no later than our 2017 Annual Meeting of Stockholders.

Evaluation Criteria

In determining the amount and mix of the target compensation elements, the Compensation Committee relies upon its judgment about the scope and strategic impact of each individual executive officer’s role. In setting final compensation targets for our executive officers in 2012, the Compensation Committee considered many factors, including:

•	the performance and experience of each individual;

•	the scope and strategic impact of the executive officer’s responsibilities;

•	our past business and segment performance and future expectations;

•	our long-term goals and strategies;

•	difficulty in, and the cost of, replacing high performing leaders with in-demand skills;

•	past compensation levels of each individual and of our executives as a group;

•	relative levels of compensation among the officers;

•	the amount of each compensation component in the context of the executive officer’s total compensation and other benefits;

•

for each executive officer, other than our President and Chief Executive Officer, the evaluations and recommendations of our President and Chief Executive Officer and each executive officer’s self-evaluation;

•	for our President and Chief Executive Officer, his self-evaluation and the evaluations of each of his direct reports and from each member of our Board of Directors; and

•	the competitiveness of the compensation packages relative to the selected benchmarks as highlighted by the independent compensation consultant’s analysis.

Role of the Independent Compensation Consultant

During 2012, Radford reported directly to the Compensation Committee for purposes of advising it on executive compensation matters. The Compensation Committee provided Radford with preliminary instructions regarding the goals of our compensation program and the parameters of the competitive review of executive total direct compensation packages to be conducted by Radford. In addition to reviewing and assisting with the analysis of various peer group alternatives for 2012, Radford was instructed to benchmark all components of compensation for all executive officer positions, including base salary, total target compensation (base salary plus variable cash compensation) and equity-based long-term incentive awards. The Compensation Committee also instructed Radford to review the public disclosure by our peer companies concerning their executive compensation practices and to review our internal compensation model and guidelines and compare them to our peer companies and actual compensation practices. Finally, Radford was instructed to test whether the compensation package for our chief executive officer was competitive with the market and reasonable given our performance relative to our peers by comparing total direct compensation (base salary, variable cash compensation and value of equity at target) to absolute total stockholder return and total stockholder return relative to our peer group companies, each on a one-, three-and five-year basis.

Throughout the fourth quarter of 2011 and the first quarter of 2012, Radford attended meetings of the

Compensation Committee, both with and without members of management present, and interacted with members of our human resources department with respect to its assessment of the compensation packages of our executive officers. Once Radford, working in conjunction with our human resources department, completed its preliminary analysis of our executive compensation, they presented their analysis to the Compensation Committee and discussed the analysis at the Compensation Committee’s February and March 2012 meetings.

Independence of Compensation Consultant

During 2012, our accounting department engaged Aon Consulting, an affiliate of Aon, Radford’s parent company, as a resource to assist us in determining the fair value of our market performance-based awards. Additionally, our treasury department retained Aon to serve as our broker of record for our world-wide insurance lines. Finally, our human resources department purchased commercially available compensation survey reports and a data application from Radford. The services purchased from Aon in 2012 were overseen by the Audit Committee of our Board of Directors and were not approved by the Compensation Committee. In total, fees paid to Aon during 2012 for services not related to Radford’s work with our Compensation Committee were approximately $361,575. Fees paid to Radford during 2012 for services related to recommending the amount and form of executive and director compensation were approximately $74,343.

In assessing Radford’s independence, the Compensation Committee considered the fees paid to Radford and Aon and our policy on independence of the Compensation Committee’s consultant and other advisers, which is contained in our Corporate Governance Guidelines and the Compensation Committee’s charter. As specified in our Corporate Governance Guidelines and Compensation Committee Charter, the Compensation Committee also considered six independence factors as required by Nasdaq and the SEC, which are specified in the table below.

INDEPENDENCE FACTOR	INFORMATION CONSIDERED
Other services provided to Citrix by Radford	None other than services described in the preceding paragraph.
Citrix fees received by Radford, as a percentage of Radford’s total revenue	Modest and represents less than 0.25% of Radford’s total revenue.
Radford’s policies and procedures that are designed to prevent conflicts of interest	Radford maintains a number of internal mechanisms and policies to ensure its ability to provide objective, third-party advice to its clients and avoid potential conflicts of interest.
Business or personal relationships between the Compensation Committee’s individual compensation adviser and members of the Compensation Committee

The Compensation Committee’s individual compensation adviser has no direct business or personal relationships with any member of the Compensation Committee.

Radford has provided consulting services to two companies that are affiliated with members of the Compensation Committee.

Citrix stock owned by the Compensation Committee’s individual compensation adviser	The Compensation Committee’s individual compensation adviser does not directly own any Citrix stock.
Business or personal relationships between the Compensation Committee’s individual compensation adviser, or Radford, with a Citrix executive officer	The Compensation Committee’s individual compensation adviser has no direct business or personal relationship with any Citrix executive officer.

After analyzing each of these factors and our policy on independence relative to Radford’s engagement, the Compensation Committee concluded that Radford is independent.

Our Use of Benchmarks and Peer Group Analysis

We annually conduct a competitive analysis of the compensation paid to our executive officers and review the compensation practices of our peer group and of the software industry overall. As in prior years, the analysis for 2012 measured our compensation opportunities for executives and actual compensation paid against information from the following sources:

•	independent, commercially available surveys on executive compensation within the software industry, tailored to reflect our relative market capitalization and revenue, including:

¡	the Radford Global Technology Survey; and

¡	the Radford Global Sales Survey; and

•

an internally-prepared benchmark analysis using commercially available survey data and information from publicly filed reports from a group of 15 peer technology companies, or the peer group, specifically identified by the Compensation Committee.

We annually evaluate the composition of our peer group and adjust the composition of our peer group for factors such as recent acquisitions of peer companies, new markets that we have entered or changes in the technology market landscape. In 2012, the Compensation Committee asked Radford to review and assess various peer group alternatives for its consideration.

As mentioned above, and based on Radford’s assessment and our Compensation Committee’s review, we refined our peer group to address the dynamics in the markets in which we compete for talent. We believe that the revised peer group is better aligned with our strategic vision and better positions us to attract, retain and engage high performing leaders. The table below lists the companies in the 2012 revised peer group.

Trademarks are the property of their respective owners.

(1)	Provided by Equilar Inc., a compensation research firm, through its 2012 Equilar Executive Compensation Survey service on March 5, 2013.
(2)	Based on the closing stock price on December 31, 2012 and shares of common stock outstanding publicly-reported on or around December 31, 2012.
(3)	Fiscal year end data presented in the table above is for fiscal years ending in 2012.
(4)

Based on 2012 data. At the time of the peer group selection in the fourth quarter of 2011, Citrix’s percentile rank was highest for total shareholder return (3 year), 47% for market cap, 43% for revenues and 45% for net income.

Our revised peer group positions Citrix at approximately the median of those financial metrics we view as important in selecting a peer group.

We use the peer group benchmarks as one of several factors that inform our judgment of appropriate compensation parameters for base salary, variable cash compensation and equity-based, long-term incentives. Our executive compensation decisions are made on a case-by-case basis, and specific benchmark results do not, in and of themselves, determine individual target compensation opportunities. For 2012, the total target cash compensation for our Named Executive Officers fell at approximately the median level of similar compensation provided to executives in similar positions at companies in our peer group.

Components of Compensation

Base Salary

As noted above, salary levels for our executive officers are based on many factors, including individual performance and experience, as well as an analysis of compensation data reported for similar positions and roles at companies in our peer group.

In 2012, based on the objectives of our executive compensation programs, our evaluation criteria, Citrix’s overall performance and other factors described above, the base salaries of our executive officers were increased, effective April 1, 2012, as follows:

	2011 Base Salary ($)	2012 Base Salary ($)	Increase (%)
President and Chief Executive Officer	870,000	890,000	2.3
Executive Vice President, Operations, Chief Financial Officer and Treasurer	500,000	550,000	10.0
Senior Vice President, Sales and Services	430,000	455,000	5.8
General Counsel and Senior Vice President, Human Resources	430,000	450,000	4.7
Senior Vice President, Solutions	385,000	400,000	3.9

Variable Cash Compensation

For 2012, our compensation evaluation processes resulted in target awards for our Named Executive Officers under our Variable Cash Compensation Plan that ranged from 70% to 115% of base salary, depending on the role of the executive and the other factors discussed above.

Our Compensation Committee oversees our Variable Cash Compensation Plan, with administrative tasks delegated to management. Consistent with the way we calculate and publicly report our financial results, the financial targets and attainment levels for variable cash compensation are adjusted to exclude certain GAAP measurements, including amortization of intangible assets primarily related to business combinations, non-cash charges associated with the expensing of equity-based compensation, the tax effects related to these items and any other items adjusted from our GAAP results in our reported earnings. In addition, the Compensation Committee and our Board of Directors retain the discretion to decrease or increase payouts to account for extraordinary circumstances and to balance the interests of the plan participants with the interests of our stockholders. In 2012, we did not adjust the resulting payouts under the Variable Cash Compensation Plan or our 2012 market performance-based restricted stock unit awards discussed below.

Participants in our Variable Cash Compensation Plan received variable cash compensation awards for 2012 based upon the achievement of objective financial goals, including targets based on reported revenue and non-GAAP corporate operating margin. We believe that, for an annual incentive program to be effective, it should be simple. Thus, we use a limited number of financial targets that focus our executives on the key metrics underlying our strategic plan and align performance pay with strictly financial results.

To ensure the integrity of our operating plan, and to safeguard stockholder value, the payout levels under our Variable Cash Compensation Plan are designed to motivate performance that meets or exceeds our financial plan objectives while mitigating undue exposure for under-performance of these objectives. We rigorously test our plan design to ensure that the structure and possible outcomes do not create incentives for our executives to take unnecessary and excessive risks that would impact our long-term value.

Specifically, we model potential award payouts generated by various performance attainment levels against corporate goals for revenue, non-GAAP earnings per share and non-GAAP corporate operating margin. We also model the likely impact on stockholder value based on achieving all possible revenue, non-GAAP earnings per share and corporate operating margin targets. We summarize this analysis in a diagram (please see the graphic below) which shows plan payouts for any combination of revenue (the x axis in the graphic below) and non-GAAP corporate operating margin (the y axis in the graphic below) achievement. The dark gray area in the graphic below represents achievement which results in no payout under the Variable Cash Compensation Plan while the area of lightest gray represents the maximum payout under the plan of 200%. The medium gray rectangle in the middle of the graphic represents the area of actual plan payouts over the last five years. This modeling helps to inform threshold, target and maximum payout levels for the plan and ensures that awards, when viewed relative to non-GAAP earnings per share and corporate operating margin goals, are consistent with our overall operating plan for the year and provide the right balance of compensation to our executives for actual results versus returns to the business and our stockholders.

For 2012, each executive’s Variable Cash Compensation Plan award was based 100% on the achievement of financial targets established by the Compensation Committee, consistent with our annual operating plan. Our Variable Cash Compensation Plan weighted these financial components as follows:

•	60% for achieving a reported revenue target of $2.574 billion; and

•	40% for achieving a non-GAAP corporate operating margin target of 26.3%.

This represents a 16.6% increase in the revenue target when compared to the revenue target of $2.208 billion for the 2011 Variable Cash Compensation Plan. This also represents a modest decrease in the operating margin target, which reflects the planned investments in our business necessary to achieve growth, scale and greater market share. Our Variable Cash Compensation Plan provided for a premium in the event of overachievement of targets, capped at 200% of the target payout amount, and a reduction in the event of underachievement of targets, depending on actual results. The following maximum performance amounts would have resulted in a payout of 200% of the target amount:

•	achievement of reported revenue of $2.895 billion; and
•	achievement of a non-GAAP corporate operating margin of 29.6%.

Our Variable Cash Compensation Plan also contained minimum performance requirements that needed to be met before any award could be earned, including:

•	achievement of reported revenue of no less than $2.316 billion; and

•	achievement of a non-GAAP corporate operating margin of no less than 23.7%.

In addition, no payouts could occur under our Variable Cash Compensation Plan if we achieved less than $2.54 of non-GAAP earnings per share in 2012.

When actual performance falls between the threshold and the target performance level or between the target and maximum performance level, payouts are calculated using a graduated slope to provide for the fair distribution of operating profit for overachievement and appropriate compensation reductions for underachievement, as applicable. This payout structure recognizes that, in a business of this scale, overachievement merits a greater reward while underachievement should be penalized.

Target Cash Compensation Mix

The Compensation Committee’s decision to increase base salaries for 2012, and to adjust the targets under our Variable Cash Compensation Plan resulted in the following target mix of cash compensation for our Named Executive Officers, expressed both as a percentage of total targeted cash compensation and in dollars:

	Target Cash Compensation Mix ($ and % of Total Target Cash Compensation)
	Base Salary		Target Variable Cash Compensation		Total Target Cash Compensation
	($)	(%)	($)	(%)	($)	(%)
President and Chief Executive Officer	890,000	46.5	1,023,500	53.5	1,913,500	100
Executive Vice President, Operations, Chief Financial Officer and Treasurer	550,000	51.3	522,500	48.7	1,072,500	100
Senior Vice President, Sales and Services	455,000	50.0	455,000	50.0	910,000	100
General Counsel and Senior Vice President, Human Resources	450,000	58.8	315,000	41.2	765,000	100
Senior Vice President, Solutions	400,000	57.1	300,000	42.9	700,000	100

Determination of Awards

Early in the first quarter of 2013, our Executive Vice President, Operations, Chief Financial Officer and Treasurer reviewed and approved the calculations of financial target attainment levels, which were based on, and consistent with, our publicly reported financial results for 2012, and the 2012 award amounts payable to executive officers that were generated by members of our human resources department in accordance with the terms of our Variable Cash Compensation Plan. At a meeting held in February 2013, our Compensation Committee approved (or, in the case of our Chief Executive Officer, recommended to the Board of Directors for approval) the payouts under our 2012 Variable Cash Compensation Plan, including approval of the following award calculations:

	Goal(1)	Actual	Attainment	Payout	Weighting	Weighted Payout
	(amounts are approximate due to rounding)
Revenue	$2.574 billion	$2.586 billion	100.5%	103.9%	60%	62.4%
Non-GAAP Operating Margin %	26.3%	25.3%	96.3%	74.4%	40%	29.7%

Total Weighted Payout %						92.1%

(1)	In addition, no payouts could occur under our Variable Cash Compensation Plan if we achieved less than $2.54 of non-GAAP earnings per share in 2012. Our non-GAAP earnings per share in 2012 was $2.87.

The table below summarizes the payments approved by our Compensation Committee (or, in the case of our Chief Executive Officer, approved by our Board of Directors) under our Variable Cash Compensation Plan compared to each executive’s target award for 2012. Each executive officer listed below received 92.1% of his target award for 2012. We paid each of these executive officers his variable cash compensation award in the first quarter of 2013.

	Target Variable Cash Compensation Award ($)	Actual Variable Cash Compensation Award Paid ($)	Difference between Actual and Target Awards ($)
President and Chief Executive Officer	1,023,500	942,644	(80,856)
Executive Vice President, Operations, Chief Financial Officer and Treasurer	522,500	481,223	(41,277)
Senior Vice President, Sales and Services	455,000	419,055	(35,945)
General Counsel and Senior Vice President, Human Resources	315,000	290,115	(24,885)
Senior Vice President, Solutions	300,000	276,300	(23,700)

Equity-Based Long-Term Incentives

The purpose of our equity-based long-term incentives is to attract, retain and engage high performing leaders, further align employee and stockholder interests, and continue to closely link executive compensation with company performance, including against the market. Our equity-based long-term incentive program is an essential component of the total compensation package offered to our executives, reflecting the importance that we place on motivating and rewarding superior results with long-term and performance-based incentives.

Approach to Equity-Based Awards

We have historically granted executive officers a portfolio of equity-based awards consisting of a mix of both stock options and restricted stock units (both performance-based and service-based) pursuant to our 2005 Equity Incentive Plan, as amended and/or restated from time to time, or the 2005 Plan. In 2012, we asked Radford to benchmark best practices in designing an equity-based long-term incentive program.

We evaluated the type, structure, terms and timing of equity awards to our executive officers with a view toward designing an equity-based long-term incentive program, consistent with industry trends, that would further focus our executive officers and align them with the long-term growth of our business and with our stockholders. As a result, we modified our equity-based long-term incentive program to eliminate stock options, so that our annual equity grant program now consists entirely of restricted stock units. Further, consistent with a growing percentage of our peer group, we shifted our portfolio of equity awards granted to executive officers to a mix of just two equity elements, half of which are tied to long-term total stockholder return. Specifically, our equity-based long-term incentive program now consists of 50% market performance-based restricted stock units tied to achievement of total stockholder return metrics against a selected comparator index and 50% service-based restricted stock units. With this shift, our executive’s compensation portfolio, including equity awards, consists of a higher percentage of awards tied to objective financial measures than is the case in the compensation portfolios of most of our peer group companies. The shift in our equity-based long-term incentive program is shown below.

The exclusive use of restricted stock units furthers our goals of reducing dilution, burn rate and overhang by reducing the number of shares of our common stock subject to equity-based awards while continuing to provide incentive for our high performers to remain with us and continue to perform at a high level. Also, the shift in the portfolio of awards to include market performance-based restricted stock units based on the achievement of total return to our stockholders over a three-year period compared to the return of the chosen comparator index places an even stronger emphasis on performance, which underscores our focus on growth. We believe this plan further aligns our executives’ interests with those of our stockholders since our executives must return value to our stockholders over the long-term before half of their awards are released.

Equity-Based Award Grant Levels

When establishing equity grant levels for our executive officers, the Compensation Committee considers the existing number and value of vested and unvested stock option and restricted stock unit ownership among the executive officers relative to each other and to our employees as a whole, previous grants of equity-based awards to our executive officers, our overhang of equity-based awards and targeted burn rates for equity-based awards and the vesting schedules of previously granted equity-based awards, as well as the various other factors described above. While our Compensation Committee is aware of the accounting costs of equity-based awards, that in itself is not a significant factor in determining individual equity-based awards. In addition, the Compensation Committee reviews the equity-based award grant levels of executive officers in our peer group. Individual awards are then determined generally using the same criteria used to set an executive’s variable cash compensation.

Restricted Stock Unit Awards

Pursuant to the 2005 Plan, we may grant executive officers both market performance-based restricted stock units and service-based restricted stock units. Once vested, each restricted stock unit represents the right to receive one share of our common stock.

In prior years, we granted performance-based awards the attainment levels of which were based on the achievement of an annual non-GAAP operating margin target. While we believe that such performance-based awards linked the executives’ performance-based equity compensation with the overall financial performance of our company, we also believe that measuring performance over a longer performance period based on a total return to our stockholders more closely aligns our executives’ objectives with those of our stockholders in the long-term, while furthering our retention objectives.

Accordingly, we now include market performance-based awards in the portfolio of annual grants that have the following design elements:

•	awards are tied to long-term performance against a comparator index;

•	a payout curve that is based upon the percentage point difference of our return and the comparator index return;

•	3-year performance cycles with no interim payouts; and

•	full vesting of achieved awards at the end of the 3-year performance period.

For determining the comparator index by which the market performance-based awards would be tied, we chose to compare ourselves against the index with the strongest statistical correlation to our stock performance since a higher correlation means better alignment of program payout with company performance. Further, a higher correlation minimizes the likelihood of payout at the extreme ends of the payout curve. Using Radford’s PeerPicker technology, we analyzed over 6,000 publicly traded company stocks and indices to return the most highly-correlated to our stock over the past three years. The results of this analysis showed that the Nasdaq Composite Total Return Index, or the XCMP, had the highest correlation.

Therefore, for the market performance-based awards, attainment levels are based on our total return to stockholders over a three-year performance period compared to the return of the XCMP. In the case of the market performance-based awards granted in 2012, the performance period is the three-year period ending on December 31, 2014.

The payout curve for our market performance-based awards is based upon the percentage point difference of our return and the XCMP total stockholder return. The following chart depicts the payout curve used for the market performance-based restricted stock units.

Percentage Point Differential	Percentage of Target Award Vested
40% or higher	200%
0%	100%
-20%	50%
<-20%	0

We took extra precautions to limit payouts in the event our return is negative and limited awards in that case. Accordingly, in the event that our return is negative, but we achieve a percentage point differential at or above zero, only 75% of the target award will be payable. If our return is positive and meets or exceeds the XCMP, the number of non-vested stock units issued will be based on interpolation, with the maximum number of non-vested stock units issuable pursuant to the award capped at 200% of the target number of non-vested stock units set forth in the award agreement if our return exceeds the indexed return by 40% or more. If our return over the performance period is positive but underperforms the XCMP, a number of non-vested stock units will be issued, below the target award, based on interpolation. No non-vested stock units, however, will be issued if our return underperforms the XCMP by more than 20% over the performance period. The extent to which an executive will vest in the award, if at all, if he or she is not employed by us at the end of the performance period is dependent upon the timing and character of the termination as provided in the award agreement. The award will be 100% vested at the end of the performance period.

Further, consistent with our past practice, in March 2012, we also entered into restricted stock unit agreements with our executive officers for service-based restricted stock unit awards that were not subject to performance criteria and that vest over three years, with one-third of the units vesting on the first, second and third anniversaries of the date of the award agreement. The equity-based awards indicated in the table below reflect an equity portfolio of 50% market performance-based restricted stock units and 50% service-based restricted stock units. The difference in actual number of awards granted between market-performance based awards and service-based awards is due to valuation differences between each type of restricted stock unit. The following table summarizes our 2012 equity-based awards to our Named Executive Officers:

	Market-Based Restricted Stock Unit Awards (#)(1)	Service-Based Restricted Stock Unit Awards (#)
President and Chief Executive Officer	57,000	47,500
Executive Vice President, Operations, Chief Financial Officer and Treasurer	26,400	21,600
Senior Vice President, Sales and Services	22,000	18,000
General Counsel and Senior Vice President, Human Resources	16,500	13,500
Senior Vice President, Solutions	16,500	13,500
(1) Reflects the target number of restricted stock units that our executive officers may earn under the terms of their 2012 market performance-based restricted stock unit agreements.

Equity Award Grant Policy

In 2007, the Compensation Committee adopted the Citrix Equity Award Grant Policy, or the Awards Policy. The Awards Policy enhances our controls with respect to grants of equity awards by establishing procedures for approving and pre-determining the dates on which awards will be made. Pursuant to the Awards Policy, unless a different date is set by our Board of Directors or the Compensation Committee, annual grants of Full Value Awards are made on the last business day in March on or prior to March 30th. The Awards Policy also establishes fixed grant dates for new hire and performance grants. An employee’s eligibility to receive an award as of a particular, fixed grant date is subject to the time of the month in which the employee’s employment begins or promotion is effective or, if later, the date on which all documentation necessary for the approval of the grant is obtained. A copy of our Awards Policy is available on the Corporate Governance section of our website at

http://www.citrix.com/about/governance.html under Governance Documents.

Executive Stock Ownership Guidelines

To align the interests of our executive officers with the interests of our stockholders, our Board has established stock ownership guidelines for our executive officers. Under our current guidelines, our Chief Executive Officer is expected to own at least 100,000 shares of our common stock, our Chief Financial Officer is expected to own at least 25,000 shares and each other executive officer is expected to own at least 20,000 shares of our common stock.

Each of our executive officers is expected to hold such shares for so long as he or she is one of our executive officers. Executive officers are expected to meet these guidelines within four years of the date of his or her appointment as an executive officer. Failure to satisfy the stock holding guidelines when required to do so will result in suspension of an executive officer’s ability to sell shares of our common stock until the requisite ownership levels are reached. Our executive officers may accumulate shares of our common stock through stock option exercises, settlement of restricted stock units or other awards and open market purchases made in compliance with applicable securities laws, our policies or any other equity plans we may adopt from time to time. Shares of our common stock beneficially owned (unless the executive officer disclaims beneficial ownership of the shares) and vested restricted stock (including vested but deferred restricted stock units) count towards the satisfaction of the ownership guidelines.

Additionally, under our policies, our employees, including our executive officers, and directors are not permitted to engage in the following transactions with respect to our stock: sell short; buy or sell puts, calls or other derivatives of our common stock; buy our common stock on margin; hold our stock in an account that is, or is linked to, a margin account; or pledge our common stock as collateral for a loan.

Policy Regarding 10b5-1 Trading Plans

Under our policies, our directors and executive officers may not trade in Citrix stock unless pursuant to a trading plan that meets the requirements of the Securities and Exchange Commission’s Rule 10b5-1 and our additional policy requirements, unless an exception is approved by the Chair of our Nominating and Corporate Governance Committee. These additional policy requirements include:

•	a prohibition on any trades earlier than 90 days after the trading plan is approved by Citrix;

•	a prohibition on any adoption, cancellation, suspension, expansion or other modification to a trading plan during our quarterly earnings blackout periods; and

•	a minimum one-year term unless the trading plan is exhausted earlier through sales of shares.

On a quarterly basis, we disclose Rule 10b5-1 trading plan adoptions, modifications and cancellations by our directors and executive officers in our annual report on Form 10-K or quarterly reports on Form 10-Q.

Policy Regarding Change in Control Arrangements

It is our policy that we will not enter into any new agreements, or materially amend any existing agreements, with our executive officers that provide the executive officer with severance payments following a change in control, except in the case of a double-trigger termination event (that is, upon the termination of the executive’s employment without cause or for good reason following a change in control).

Benefits

Our executive officers participate in our broad-based employee benefit plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid by executive officers under these plans. We offer a stock purchase plan, under which our employees may purchase shares of our common stock at a 15% discount from the fair market value of our common stock on the last business day of the purchase period (determined by reference to the closing price of our common stock on such date), and a 401(k) plan, which allows our employees to invest in a wide array of funds on a pre-tax basis and which provides a matching contribution from our company. We also maintain insurance and other benefit plans for our employees. Our executive officers receive higher life, accidental death and dismemberment and disability insurance benefits than other employees, which reflects industry standards and their relative base salary levels. Our executive officers also receive reimbursement for annual health physicals. During 2012, we did not offer any non-qualified deferred compensation plans or supplemental retirement plans to our executives. For more information, please refer to the Summary Compensation Table and the Nonqualified Deferred Compensation Table below.

We have always limited the perquisites that are made available to our executives. Our executives are entitled to few benefits that are not otherwise available to all employees and generally provided to ensure comparable coverage levels for insurance and health care relative to market practice in our industry sector. In this regard, it should be noted that we do not provide pension arrangements or similar benefits to our executives or employees, other than a 401(k) program, in which all of our employees, including our executive officers, may participate and defined contribution plans required by applicable law in certain jurisdictions outside the United States, in which none of our Named Executive Officers participate.

Summary of Executive Compensation

The following table sets forth certain information with respect to compensation for the years ended December 31, 2012, 2011 and 2010 earned by or paid to our President and Chief Executive Officer, our Executive Vice President, Operations, Chief Financial Officer and Treasurer, and our three other most highly-compensated executive officers, referred to as our Named Executive Officers, as determined in accordance with applicable SEC rules.

SUMMARY COMPENSATION TABLE

FOR THE 2012, 2011 AND 2010 FISCAL YEARS

Name and Principal Position	Year	Salary ($)*	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Mark B. Templeton	2012	885,000	—	8,875,375	—	942,644	40,948	(2)	10,743,967
President and Chief Executive Officer	2011	862,500	—	3,303,752	3,029,225	956,532	19,355		8,171,364
	2010	830,000	—	4,155,934	2,005,700	1,231,850	19,863		8,243,347

David J. Henshall	2012	537,500	—	4,079,136	—	481,223	15,316	(3)	5,113,175
Executive Vice President, Operations, Chief Financial Officer and Treasurer	2011	496,250	—	1,415,904	1,298,239	415,353	13,625		3,639,371
	2010	472,500	—	1,823,620	911,682	474,164	8,177		3,690,143

Alvaro J. Monserrat	2012	448,750	—	3,399,280	—	419,055	14,401	(4)	4,281,486
Senior Vice President, Sales and Services	2011	425,000	—	1,281,031	1,174,597	420,239	23,817		3,324,684
	2010	401,250	—	1,599,651	759,735	534,453	19,455		3,314,544

David R. Friedman(7)	2012	445,000	—	2,549,460	—	290,115	16,260	(5)	3,300,835
General Counsel and Senior Vice President, Human Resources

J. Gordon Payne(8)	2012	396,250	—	2,549,460	—	276,300	16,201	(6)	3,238,211
Senior Vice President,	2011	376,250	—	1,078,760	989,135	282,195	16,005		2,742,345
Solutions	2010	343,750	—	1,599,651	759,735	342,180	11,500		3,056,816

*	Each year, our salary levels are determined during our first fiscal quarter and become effective April 1. The amounts represented in this table reflect salary actually paid during the fiscal year.
(1)

These amounts represent the aggregate grant date fair value of restricted stock unit and option awards in the year in which the grant was made. The assumptions we used for calculating the grant date fair value are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 21, 2013. These amounts do not represent the actual amounts paid to or realized by the executive for these awards during fiscal years 2012, 2011 or 2010. The value as of the grant date for restricted stock awards is recognized over the number of days of service required for the grant to become vested. In the case of performance-based and market performance-based restricted stock units, the fair value is reported for the probable outcome, which for this purpose is 100% achievement. The fair value of awards at the maximum level of achievement for market performance-based restricted stock units for 2012 is as follows: Mr. Templeton, $10,254,300; Mr. Henshall, $4,749,360; Mr. Monserrat, $3,957,800; Mr. Friedman, $2,968,350; and Mr. Payne, $2,968,350.

(2)

Includes 401(k) matches made by our company ($7,500), premiums for split-dollar life insurance and disability policies ($10,473), the value of a company-covered physical examination available to each executive ($5,000) and reimbursements for spousal travel ($17,975).

(3)

Includes 401(k) matches made by our company ($7,500), premiums for split-dollar life insurance and disability policies ($2,816) and the value of a company-covered physical examination available to each executive ($5,000).

(4)

Includes 401(k) matches made by our company ($7,306), premiums for split-dollar life insurance and disability policies ($2,095) and the value of a company-covered physical examination available to each executive ($5,000).

(5)

Includes 401(k) matches made by our company ($7,350), premiums for split-dollar life insurance and disability policies ($3,910) and the value of a company-covered physical examination available to each executive ($5,000).

(6)

Includes 401(k) matches made by our company ($7,500), premiums for split-dollar life insurance and disability policies ($3,701) and the value of a company-covered physical examination available to each executive ($5,000).

(7)	Mr. Friedman was not a named executive officer for the fiscal years ended December 31, 2010 and 2011.
(8)	Mr. Payne was not a named executive officer for the fiscal year ended December 31, 2011.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2012 to the Named Executive Officers. Grants of equity incentive plan awards to each Named Executive Officer were made pursuant to the 2005 Plan, and grants of non-equity incentive plan awards to each Named Executive Officer were made pursuant to our Variable Cash Compensation Plan. There can be no assurance that the Grant Date Fair Value of the Stock Awards listed below will ever be realized.

GRANTS OF PLAN-BASED AWARDS TABLE FOR THE 2012 FISCAL YEAR

Name	Grant Date	Comp. Comm. Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)(2)	Maximum (#)
Mark B. Templeton	3/30/12	3/9/12				28,500	57,000	114,000				5,127,150
	3/30/12	3/9/12							47,500			3,748,225
			307,050	1,023,500	2,047,000
David J. Henshall	3/30/12	3/9/12				13,200	26,400	52,800				2,374,680
	3/30/12	3/9/12							21,600			1,704,456
			156,750	522,500	1,045,000
Alvaro J. Monserrat	3/30/12	3/9/12				11,000	22,000	44,000				1,978,900
	3/30/12	3/9/12							18,000			1,420,380
			136,500	455,000	910,000
David R. Friedman	3/30/12	3/9/12				8,250	16,500	33,000				1,484,175
	3/30/12	3/9/12							13,500			1,065,285
			94,500	315,000	630,000
J. Gordon Payne	3/30/12	3/9/12				8,250	16,500	33,000				1,484,175
	3/30/12	3/9/12							13,500			1,065,285
			90,000	300,000	600,000

(1)

On February 12, 2013, the Compensation Committee determined that the reported revenue target was 100.5% attained and the non-GAAP corporate operating margin target was 96.3% attained, resulting in a payout of 92.1% and in the following variable cash compensation awards: Mr. Templeton received $942,644; Mr. Henshall received $481,223; Mr. Monserrat received $419,055; Mr. Friedman received $290,115; and Mr. Payne received $276,300. See the column labeled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table included in this Proxy Statement.

(2)

The “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the minimum, target and maximum number of restricted stock units that may vest pursuant to 2012 market performance-based restricted stock unit agreements. The attainment level under the awards will be based on the total return to stockholders compared to the return on the XCMP over the three-year performance period ending December 31, 2014.

(3)

The grant date fair value of awards in this column reflects the fair value of such awards, excluding estimated forfeitures. The assumptions we used for calculating the grant date fair value are set forth in Note 7 to the financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the SEC on February 21, 2013. In the case of market performance-based restricted stock units, the fair value is reported for the probable outcome after the three-year performance period, which for this purpose is 100% achievement.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under Compensation Discussion and Analysis. A description of the application of those policies and practices to each of the Named Executive Officers for the year ended December 31, 2012 is set forth below.

Cash Compensation – Base Salary and Variable Cash Compensation

President and Chief Executive Officer

As President and Chief Executive Officer, Mark Templeton is responsible for overseeing all of our corporate functions, product groups and divisions, go-to-market activities and the attainment of our revenue and profit goals. Working in concert with our Board of Directors, Mr. Templeton formulates current and long-term company plans and objectives and represents us in relations with our customers and the business and non-business communities. Based on a recommendation of the Compensation Committee, our Board of Directors determines compensation for our President and Chief Executive Officer using the same factors it uses for other executives, placing relatively less emphasis on base salary and, instead, creating greater market performance-based opportunities through equity-based long-term and variable cash compensation. In assessing the compensation paid to Mr. Templeton, the Compensation Committee relies on both information from selected benchmarks and its judgment with respect to the factors described above.

In addition, the Compensation Committee uses a formal evaluation process, which includes meetings held in executive session, to help assess the performance of our President and Chief Executive Officer. This process consists of an annual self-evaluation by Mr. Templeton against the performance objectives and targets established at the beginning of the year by Mr. Templeton and our Board of Directors, which is submitted to the Chairperson of the Compensation Committee and the Chairperson of the Nominating and Corporate Governance Committee after the conclusion of each year. Each member of our Board of Directors and each senior executive officer who reports directly to Mr. Templeton also annually completes an evaluation of Mr. Templeton’s performance based upon our internal leadership standards. Following an assessment of Mr. Templeton’s performance, the Compensation Committee reviews the total compensation package for Mr. Templeton, including base salary, variable cash compensation and equity-based compensation.

As discussed above, effective April 1, 2012, Mr. Templeton’s annual base salary was increased from $870,000 to $890,000. As a result, in 2012, Mr. Templeton received base salary compensation of $885,000.

Mr. Templeton was awarded variable cash compensation of $942,644 in accordance with our 2012 Variable Cash Compensation Plan, a decrease from his 2011 award of $956,532. The decrease in Mr. Templeton’s 2012 variable cash compensation is due to our 2012 operational performance against the performance targets of our 2012 Variable Cash Compensation Plan, which led to a 92.1% payout of Mr. Templeton’s target variable cash compensation award compared to a 97.7% payout in 2011.

For 2012, Mr. Templeton’s target variable cash compensation award as a percentage of base salary increased to 115% of his base salary compared to 112.5% in 2011 and 2010. This balance between base compensation and Mr. Templeton’s target variable cash compensation award is consistent with our objective of placing relatively more emphasis on variable cash compensation for our President and Chief Executive Officer to ensure close alignment of his interests with the interests of our stockholders.

Executive Vice President, Operations, Chief Financial Officer and Treasurer

As Executive Vice President, Operations, Chief Financial Officer and Treasurer, David Henshall is responsible for overseeing our relations with our investors, budgeting and planning, financial accounting, operations, tax, treasury, information technology and supply chain management. Mr. Henshall is also responsible for our overall financial strategy. In this role, Mr. Henshall works closely with our President and Chief Executive

Officer to drive our overall growth and stockholder returns. As discussed above, effective April 1, 2012, Mr. Henshall’s annual base salary was increased from $500,000 to $550,000. As a result, in 2012, Mr. Henshall received base salary compensation of $537,500.

For 2012, Mr. Henshall was awarded variable cash compensation of $481,223 in accordance with our 2012 Variable Cash Compensation Plan, an increase from his 2011 award of $415,353. Despite a 92.1% payout of Mr. Henshall’s target variable cash compensation award compared to a 97.7% payout in 2011, Mr. Henshall’s 2012 variable cash compensation increased due to an increase in Mr. Henshall’s target variable cash compensation in 2012.

For 2012, Mr. Henshall’s target variable cash compensation award as a percentage of base salary increased to 95% of his base salary, as compared to 85% in 2011 and 75% in 2010.

Senior Vice President, Sales and Services

As Senior Vice President of our Sales and Services Division, Alvaro Monserrat is responsible for our worldwide sales and services efforts and our channel and distribution network. As discussed above, effective April 1, 2012, Mr. Monserrat’s annual base salary was increased from $430,000 to $455,000. As a result, in 2012, Mr. Monserrat received base salary compensation of $448,750.

For 2012, Mr. Monserrat was awarded variable cash compensation of $419,055 in accordance with our 2012 Variable Cash Compensation Plan, a decrease from his 2011 award of $420,239. The decrease in Mr. Monserrat’s 2012 variable cash compensation is due to our 2011 financial performance against the performance targets of our 2012 Variable Cash Compensation Plan, which led to a 92.1% payout of Mr. Monserrat’s target variable cash compensation award compared to a 97.7% payout in 2011.

For 2012, Mr. Monserrat’s target variable cash compensation award as a percentage of base salary was maintained at 100% of his base salary, the same level as was set in 2011 and 2010.

General Counsel and Senior Vice President, Human Resources

As General Counsel and Senior Vice President, Human Resources, David Friedman is our principal legal and human resources executive. In his General Counsel role, Mr. Friedman is involved in the oversight of acquisitions, commercial transactions, corporate governance initiatives, regulatory, litigation and other legal matters. As our principal human resources executive, Mr. Friedman leads our teams dedicated to hiring and developing best-in-class talent. As discussed above, effective April 1, 2012, Mr. Friedman’s annual base salary was increased from $430,000 to $450,000. As a result, in 2012, Mr. Friedman received base salary compensation of $445,000.

For 2012, Mr. Friedman was awarded variable cash compensation of $290,115 in accordance with our 2012 Variable Cash Compensation Plan, which represents a 92.1% payout of Mr. Friedman’s target variable cash compensation award.

For 2012, Mr. Friedman’s target variable cash compensation award as a percentage of base salary was set at 70% of his base salary.

Senior Vice President, Solutions

As Senior Vice President, Solutions, J. Gordon Payne is responsible for overseeing the company’s strategy for its mobility products. As discussed above, effective April 1, 2012, Mr. Payne’s annual base salary was increased from $385,000 to $400,000. As a result, in 2012, Mr. Payne received base salary compensation of $396,250.

For 2012, Mr. Payne was awarded variable cash compensation of $276,300 in accordance with our 2012 Variable Cash Compensation Plan, which represents a 92.1% payout of Mr. Payne’s target variable cash compensation award.

For 2012, Mr. Payne’s target variable cash compensation award as a percentage of base salary was set at 75% of his base salary.

Equity-Based Long-Term Incentive Compensation

On March 30, 2012, each of the Named Executive Officers was awarded a market performance-based restricted stock unit award pursuant to which each such executive is eligible to earn restricted stock units based on the total return to our stockholders over a three-year performance period compared to the return on the XCMP described above. Attainment levels will be determined within 60 days of the end of the performance period (i.e., December 31, 2014 for the grants made in 2012). In March 2012, these individuals were awarded grants of market performance-based restricted stock units at the following target award levels:

•	Mr. Templeton – 57,000;

•	Mr. Henshall – 26,400;

•	Mr. Monserrat – 22,000;

•	Mr. Friedman – 16,500; and

•	Mr. Payne – 16,500.

Our executives also were awarded service-based restricted stock units, which vest in three equal annual installments as follows:

•	Mr. Templeton – 47,500;

•	Mr. Henshall – 21,600;

•	Mr. Monserrat – 18,000;

•	Mr. Friedman – 13,500; and

•	Mr. Payne – 13,500.

These awards were made in connection with our annual grant process. For Mr. Henshall, Mr. Monserrat, Mr. Friedman and Mr. Payne, the Compensation Committee approved each award. For Mr. Templeton, our Board of Directors, upon the recommendation of the Compensation Committee, approved his awards. The number of restricted stock units potentially awardable under the executive’s respective restricted stock unit awards were determined in accordance with the factors discussed above.

Outstanding Equity Awards

The following table sets forth certain information with respect to the outstanding equity awards at December 31, 2012 for each of the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2012 TABLE

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date(1)		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
	Exercisable	Unexercisable
Mark B. Templeton	17,339	—	18.05	8/1/2013	(3)
	62,500	—	32.75	4/30/2013
	62,500	—	26.64	7/31/2013
	137,500	—	20.09	3/2/2014
	73,336	9,164	47.03	4/30/2015
	66,463	16,037	55.02	7/30/2015
	34,034	27,216	84.34	4/29/2016
	28,931	32,319	72.04	7/29/2016
						7,333	(4)	481,191
						25,000	(4)	1,640,500
						14,520	(4)	952,802
						10,889	(5)	714,536
						18,620	(5)	1,221,844
						47,500	(6)	3,116,950
									57,000	(7)	3,740,340
David J. Henshall	55,000	—	20.09	3/2/2014
	33,336	4,164	47.03	4/30/2015
	30,213	7,287	55.02	7/30/2015
	14,586	11,664	84.34	4/29/2016
	12,399	13,851	72.04	7/29/2016
						3,333	(4)	218,711
						10,000	(4)	656,200
						6,600	(4)	433,092
						4,667	(5)	306,249
						7,980	(5)	523,648
						21,600	(6)	1,417,392
									26,400	(7)	1,732,368
Alvaro J. Monserrat	1,736	3,471	47.03	4/30/2015
	4,340	6,075	55.02	7/30/2015
	13,199	10,551	84.34	4/29/2016
	11,219	12,531	72.04	7/29/2016
						2,777	(4)	182,227
						10,000	(4)	656,200
						5,500	(4)	360,910
						4,222	(5)	277,048
						7,220	(5)	473,776
						18,000	(6)	1,181,160
									22,000	(7)	1,443,640
David R. Friedman	1,388	2,776	47.03	4/30/2015
	1,388	4,858	55.02	7/30/2015
	10,420	8,330	84.34	4/29/2016
	8,857	9,893	72.04	7/29/2016
						2,222	(4)	145,808
						10,000	(4)	656,200
						4,400	(4)	288,728
						3,334	(5)	218,777
						5,700	(5)	374,034
						13,500	(6)	885,870
									16,500	(7)	1,082,730

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
	Exercisable	Unexercisable
J. Gordon Payne	1,736	3,471	47.03	4/30/2015
	4,340	6,075	55.02	7/30/2015
	11,117	8,883	84.34	4/29/2016
	9,449	10,551	72.04	7/29/2016
					2,777	(4)	182,227
					10,000	(4)	656,200
					5,500	(4)	360,910
					3,556	(5)	233,345
					6,080	(5)	398,970
					13,500	(6)	885,870
								16,500	(7)	1,082,730

(1)

Unless otherwise indicated in the table, options vest at a rate of 1/3 of the shares underlying the stock option one year from the date of grant and at a rate of 1/36 monthly thereafter. Vesting, in all applicable cases, will be rounded up to the nearest whole share with the balance vesting on the last vesting date.

(2)	Based on a per share price of $65.62, which was the closing price per share of our common stock on the last business day of the 2012 fiscal year (December 31, 2012).
(3)	These options vested at a rate of 25% of the shares underlying the option one year from the date of grant and at a rate of 2.08% monthly thereafter.
(4)	These units vested on March 30, 2013.
(5)	50% of these units vested on March 30, 2013 and the remaining 50% will vest on March 30, 2014.
(6)	These units vest in three equal annual installments with 33.4% having vested on March 30, 2013, and 33.3% vesting on each of March 30, 2014 and 2015.
(7)	Represents the target number of restricted stock units that will vest on December 31, 2014 if the percentage point difference of our return and the XCMP total stockholder return is 0%.

Option Exercises and Stock Vested

The following table sets forth certain information regarding stock option exercises and restricted stock unit vesting, during the year ended December 31, 2012 under our equity incentive plans for the Named Executive Officers.

OPTION EXERCISES AND STOCK VESTED TABLE

FOR THE 2012 FISCAL YEAR

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mark B. Templeton	37,500	1,347,358	113,716	7,896,790
David J. Henshall	30,342	1,357,564	43,399	3,056,716
Alvaro J. Monserrat	26,904	1,033,588	45,219	3,122,836
David R. Friedman	57,779	1,996,213	31,530	2,221,982
J. Gordon Payne	80,624	3,507,768	34,171	2,418,790

(1)	Based on the closing price per share of our common stock on the date upon which the restricted stock units vested.

Nonqualified Deferred Compensation

The following table sets forth certain information regarding non-tax qualified compensation deferred during the year ended December 31, 2012, under our equity incentive plans for the Named Executive Officers. The deferred compensation consists of shares of our common stock that will be issued with respect to vested restricted stock units under a long-term incentive program, or LTIP, that we instituted in 2009. The LTIP’s design and structure were intended to, and ultimately did, reward executives for generating both relative and absolute stockholder returns. The number of restricted stock units issuable upon settlement of the LTIP awards was determined after the end of a three-year period ending

December 31, 2011, and these restricted stock units were issuable to the executive only if the executive remained employed by us throughout the three-year period.

The number of shares of common stock issuable upon settlement of the LTIP restricted stock units was determined by comparing the performance of our common stock to the performance of the specified market indices over the same three-year period. Although these restricted stock units have vested, the units will not be settled in shares of our common stock until the earlier of (1) six months and one day following termination of the executive’s employment for any reason other than cause, (2) the executive’s death, or (3) the effective date of a change in control of our company.

NONQUALIFIED DEFERRED COMPENSATION TABLE

FOR THE 2012 FISCAL YEAR

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)
Mark B. Templeton	—	—	—	—	7,694,601
David J. Henshall	—	—	—	—	2,600,586
Alvaro J. Monserrat	—	—	—	—	3,202,847
David R. Friedman	—	—	—	—	1,854,027
J. Gordon Payne	—	—	—	—	1,990,517

(1)

Based on a per share price of $65.62, which was the closing price per share of our common stock on the last business day of the 2012 fiscal year (December 31, 2012) and reflects balance of restricted stock units currently outstanding that were issued under the LTIP that vested on December 31, 2011, net of any underlying shares that were withheld to satisfy minimum tax withholding obligations that arose upon the vesting of the stock units. The number of restricted stock units on a net basis for each of the Named Executive Officers is as follows: Mr. Templeton, 117,260 restricted stock units; Mr. Henshall, 39,631 restricted stock units; Mr. Monserrat, 48,809 restricted stock units; Mr. Friedman, 28,254 restricted stock units; and Mr. Payne, 30,334 restricted stock units. The grant date fair value of the LTIP awards was included in the “Stock Awards” column of the Summary Compensation Table for 2009.

Potential Payments upon Termination or Change in Control

Our executives are “at will” employees and are not offered contractual severance arrangements. We, however, have entered into change in control agreements with our President and Chief Executive Officer as well as with our other Named Executive Officers, referred to as our Senior Executive Officers.

Specifically, these agreements continue in full force until the earliest of the following events:

•	the date we terminate the employment of the executive for “cause” or the failure by the executive to perform his full-time duties by reason of his death or disability;
•	the resignation or termination of the executive’s employment for any reason prior to a change in control;

•	the termination of the executive’s employment with us after a change in control for any reason other than the occurrence of a terminating event; or

•	the date which is 18 months after a change in control if the executive is still employed by us.

These agreements are intended to provide for continuity of management during a change in control and align the interest of our executives with those of our stockholders so as to maximize the value to stockholders from any such change in control. These agreements provide for certain benefits in the event that the executive’s employment is terminated following a change in control of our company, including severance payments, benefit continuation and acceleration of vesting on outstanding equity-based awards.

In the event Mr. Templeton is terminated without cause or if Mr. Templeton resigns his position for any reason in the twelve-month period following a change in control, he is entitled to receive a lump sum payment equal to two times the sum of his annual base salary plus his target variable cash compensation for the then-current fiscal year, both determined as of the date his employment is terminated or, if higher, as of immediately prior to the change in control. Additionally, Mr. Templeton will receive certain benefits, including health, dental and life insurance, for two years following the date of termination. In 2009, we adopted a policy against entering into any new single-trigger severance or change of control agreements, or materially amending any existing single-trigger severance or change of control agreements.

In the event that, during the twelve-month period following a change in control, any of our Senior Executives are terminated, other than for cause, or any of our Senior Executives terminates his employment for “good reason,” such Senior Executive is entitled to receive a lump sum payment equal to one and a half times his annual base salary plus his target variable cash compensation for the then-current fiscal year, both determined as of the date such Senior Executive’s employment is terminated or, if higher, as of immediately prior to the change in control. Additionally, our Senior Executives will receive certain benefits, including health, dental and life insurance, for 18 months following the date of termination.

Under the change in control agreements, a change in control would include any of the following events:

•	any “person,” as defined in the Exchange Act, as amended, acquires 30% or more of our voting securities;

•

the consummation of a consolidation, merger or sale or other disposition of all or substantially all of our assets in which our stockholders would beneficially own less than 50% of our voting securities after such transaction;

•	a majority of our incumbent directors are replaced; and

•	our stockholders approve a plan or proposal for our liquidation or dissolution.

In addition, upon a change in control, all stock options and other equity-based awards, such as restricted stock units, granted to Mr. Templeton will immediately accelerate and become fully exercisable as of the effective date of the change in control. In the event that, during the twelve-month period following a change in control, any of our Senior Executives are terminated, other than for cause, or any of our Senior Executives terminates his employment for “good reason,” all stock options and other equity-based awards, such as restricted stock units, granted to our Senior Executives will immediately accelerate and become fully exercisable. For each performance equity-based award for which the number of options, units or shares has not yet been determined, the performance criteria set forth in the award agreement will be deemed to be 100% attained, and that executive will be issued the base number of options, units or shares set forth in his award agreement.

Each of Mr. Templeton and our Senior Executives is also subject to the terms of a Non-Solicitation, Non-Compete and Confidentiality and Employee Non-Disclosure Agreement with us, and the terms of these agreements survive the termination of the executive’s employment after a change in control for a period of one year.

In the event that any payments made in connection with a change in control or termination would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments to Mr. Templeton and our Senior Executives would be reduced to the maximum amount that can be paid under the Code without the imposition of an excise tax under Section 4999 of the Internal Revenue Code, but only if such reduction provides a higher benefit on an after-tax basis to Mr. Templeton and our Senior Executives. Under no circumstances would we provide any “gross-up” payments to Mr. Templeton or our Senior Executives in connection with a change in control.

Under the individual change in control agreements with Mr. Templeton and our Senior Executives, each executive officer would be entitled to receive the following estimated payments and benefits. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the executive officers, which would only be known at the time that they become eligible for payment and would only be payable if a change in control or termination, as applicable, were to occur. The table reflects the amount that could be payable to Mr. Templeton and our Senior Executives, assuming that the change in control and, if applicable, termination of the Senior Executive’s employment, occurred at December 31, 2012.

Name	Severance Amount ($)(1)	Value of Benefits($)	Early Vesting of Stock Options ($)(2)	Early Vesting of Restricted Stock Units ($)(2)	Total($)
Mark B. Templeton	3,827,000	58,165	340,351	11,868,165	16,093,681
David J. Henshall	1,608,750	28,189	154,651	5,287,660	7,079,250
Alvaro J. Monserrat	1,365,000	34,164	128,921	4,574,961	6,103,046
David R. Friedman	1,147,500	36,887	103,101	3,652,147	4,939,635
J. Gordon Payne	1,050,000	36,572	128,921	3,800,252	5,015,745

(1)

The severance amounts represent the maximum amounts payable under Mr. Templeton’s and the Senior Executives’ change in control agreements. These agreements provide that severance payments may be reduced to avoid the application of taxes imposed under the Internal Revenue Code and, therefore, Mr. Templeton or the Senior Executives may elect to receive an amount less than the amount reflected in this table.

(2)

Based on a per share price of $65.62, which was the closing price per share of our common stock on the last business day of the 2012 fiscal year (December 31, 2012). The value of the early vesting of stock options is calculated using the difference between the $65.62 per share price and the option exercise price per share. For a detailed listing of the exercise prices of these options, please see the Outstanding Equity Awards at Fiscal Year-End Table above.

Director Compensation

The following table sets forth a summary of the compensation earned by or paid to our non-employee directors in 2012.

DIRECTOR COMPENSATION TABLE

FOR THE 2012 FISCAL YEAR

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Total ($)
Thomas F. Bogan	105,000	283,160	—	388,160
Nanci E. Caldwell	50,000	283,160	—	333,160
Murray J. Demo	80,000	283,160	—	363,160
Stephen M. Dow	90,000	283,160	—	373,160
Asiff S. Hirji	60,000	283,160	—	343,160
Gary E. Morin	60,000	283,160	—	343,160
Godfrey R. Sullivan	70,000	283,160	—	353,160

(1)

These amounts represent the aggregate grant date fair value of restricted stock unit awards in the year in which the grant was made. The assumptions we used for calculating the grant date fair value are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 21, 2013. These amounts do not represent the actual amounts paid to or realized by our directors for these awards during fiscal year 2012.

(2)

Consists solely of restricted stock units. As of December 31, 2012, each of our non-employee directors held restricted stock unit awards representing 1,998 shares of our common stock issuable upon the vesting of such outstanding restricted stock unit awards; in addition, each of Mr. Bogan, Ms. Caldwell, Mr. Dow and Mr. Morin elected to defer his or her 2012 restricted stock unit award as part of the Outside Directors’ Deferred Compensation Program discussed below, resulting in the deferral of 2,002 of his or her restricted stock units as of December 31, 2012.

(3)

As of December 31, 2012, the aggregate number of shares of our common stock subject to outstanding option awards held by our non-employee directors was as follows: Mr. Bogan, 30,000 shares; Ms. Caldwell, 38,000 shares; Mr. Demo, 15,000 shares; Mr. Dow, 50,000 shares; Mr. Hirji, no shares; Mr. Morin, 10,000 shares; and Mr. Sullivan, 20,000 shares.

2012 Non-Employee Director Cash Compensation

It is our policy that our employee-directors do not receive cash compensation for their service as members of our Board of Directors. Non-employee members of our Board of Directors receive annual retainer fees, which are paid in cash in semi-annual installments. Each non-employee Director was entitled to receive the retainers detailed in the table below (provided that committee chairpersons were only entitled to receive one such chair retainer and were not entitled to the non-chair membership retainer for the committee(s) he or she chairs). In addition, non-employee Directors were reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or any of its committees that are conducted in person.

The following table summarizes the cash retainers paid to our non-employee Directors in 2012:

Compensation Element	2012 Cash Compensation
Annual Board Member Retainer	$40,000
Board Chair Retainer	$75,000

Committee Chair Retainers
• Audit Chair	$30,000
• Compensation Chair	$20,000
• Finance Chair	None (incumbent is also Audit Chair)
• Nominating and Corporate Governance Chair	$10,000
• Strategy Chair	$20,000

Committee Member Retainers
• Audit	$20,000
• Compensation	$10,000
• Finance	None
• Nominating and Corporate Governance	$10,000
• Strategy	$10,000

Non-Employee Director Equity-Based Compensation

Equity awards to our non-employee Directors are made under the 2005 Plan.

Commencing in 2011, after a review by our Compensation Committee of our non-employee Director equity compensation, each non-employee Director is eligible to receive an annual grant consisting of 4,000 restricted stock units. As in prior years, these grants are made on the first business day of the month following our annual meeting of stockholders and vest in equal monthly installments over a one-year period. Beginning in 2011, newly appointed non-employee Directors will be entitled to receive 10,000 restricted stock units upon his or her initial election to our Board of Directors, which shall vest in accordance with our standard three-year vesting schedule. New non-employee Directors are not entitled to receive an annual grant of restricted stock units in the same calendar year in which they receive their initial grant.

Outside Directors’ Deferred Compensation Program

In 2011, our Board of Directors adopted the Outside Directors’ Deferred Compensation Program to

govern the deferral of restricted stock units awarded to non-employee Directors under the 2005 Plan. In advance of an award and in compliance with the program’s requirements, a non-employee Director may elect to defer the receipt of all of his or her restricted stock units until ninety days after such Director’s separation from service from us or upon a change in control. Each of Mr. Bogan, Ms. Caldwell, Mr. Dow and Mr. Morin elected to defer his or her 2012 restricted stock unit award as part of the Outside Directors’ Deferred Compensation Program.

Director Stock Ownership Guidelines

To further align the interests of members of our Board of Directors with our stockholders, our Board of Directors adopted stock ownership guidelines for our non-employee Directors. Pursuant to these guidelines, each non-employee Director is expected to hold at least 8,000 shares of our common stock (which includes vested but deferred restricted stock units) for so long as he or she is a Director or, in the case of certain shares acquired upon the exercise of a stock option, for nine months after termination of his or her service on our Board of Directors. In addition, if a Director exercises a stock option, it is expected that such Director would, from such option exercise, maintain ownership of at least a number of shares equal to twenty percent of the net value of the shares acquired (after deducting the exercise price and taxes) if such Director has not satisfied the share holding requirement. New Directors are expected to meet the standards set forth in the guidelines within three years after the date of his or her election to our Board of Directors. Current Directors are expected to meet the guideline requirements within five years after the date of their election to the Board of Directors.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information (in thousands, except option price) as of December 31, 2012, with respect to the securities authorized for issuance to our employees and directors under our equity compensation plans, consisting of the:

•	1995 Stock Plan;

•	Amended and Restated 1995 Non-Employee Director Stock Option Plan;

•	2000 Director and Officer Stock Option and Incentive Plan;

•	2005 Plan;

•	2005 Employee Stock Purchase Plan (which we refer to as the 2005 ESPP); and

•	Certain other equity compensation plans that we have assumed in connection with acquisitions.

EQUITY COMPENSATION PLAN INFORMATION TABLE

(In thousands, except column B)

Plan category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted-average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders(1)	10,409	$57.05	18,802
Equity compensation plans not approved by security holders(2)	1,104	$13.37	—

Total	11,513	$52.86	18,802

(1)

Includes securities issuable upon exercise of outstanding options, warrants and rights that were issued pursuant to our 1995 Stock Plan, the 2000 Director and Officer Stock Option and Incentive Plan, and our Amended and Restated 1995 Non-Employee Director Stock Option Plan. No additional awards will be granted under these plans. Also includes securities issuable upon exercise of outstanding options, warrants and rights that have been issued pursuant to the 2005 Plan and 2005 ESPP, which are currently available for future grants.

(2)

Consists of the following plans assumed by us in acquisitions: Vapps, Inc.’s 2007 Stock Plan, the NetScaler, Inc. 1997 Stock Plan, VMLogix, Inc.’s 2006 Stock Incentive Plan, Amended and Restated Paglo Labs Inc. 2007 Stock Option/Stock Issuance Plan, Kaviza Inc. Amended and Restated 2008 Stock Incentive Plan (as amended), Kaviza Inc. 2010 Restricted Stock Unit Plan, Cloud.com, Inc. 2008 Stock Incentive Plan (as amended), Cloud.com, Inc. 2011 Restricted Stock Unit Plan, RingCube Technologies, Inc. 2011 Restricted Stock Unit Plan, Novel Labs, Inc. Amended and Restated 2007 Stock Incentive Plan, Novel Labs, Inc. 2011 Restricted Stock Unit Plan, App-DNA Group Limited 2011 Restricted Stock Unit Plan, Apere, Inc. Amended and Restated 2004 Stock Incentive Plan, Apere, Inc. 2012 Restricted Stock Unit Plan, Podio ApS 2012 Restricted Stock Unit Plan, Todd Hsu Consultants Inc. 2012 Restricted Stock Unit Plan, Knowlity International Corporation 2012 Restricted Stock Unit Plan and Virtual Computer, Inc. 2012 Restricted Stock Unit Plan.

Equity Compensation Plans

Please see Proposal 2 — Approval of an Amendment to Our Amended and Restated 2005 Equity Incentive Plan for a summary of our 2005 Plan. We are currently granting stock-based awards from both our 2005 Plan and our 2005 ESPP. Both the 2005 Plan and the 2005 ESPP are administered by the Compensation Committee of our Board of Directors.

Compensation Committee Interlocks and Insider Participation

From January through December 2012, Messrs. Bogan and Morin and Ms. Caldwell served as members of the Compensation Committee. No member of the Compensation Committee was an employee or former employee of our company or any of our subsidiaries. During the past year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee; (2) a director of another entity, one of whose executive officers served on the Compensation Committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a Director on our Board of Directors.

Related Party Transactions Policies and Procedures and Transactions with Related Persons

In accordance with its written charter, the Nominating and Corporate Governance Committee reviews, approves and ratifies any related person transaction. The term “related person transaction” refers to any transaction required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K.

In considering any related person transaction, the Nominating and Corporate Governance Committee considers the facts and circumstances regarding such transaction, including, among other things, the amounts involved, the relationship of the related person (including those persons identified in the instructions to Item 404(a) of Regulation S-K) with our company and the terms that would be available in a similar transaction with an unaffiliated third-party. The Nominating and Corporate Governance Committee also considers its fiduciary duties, our obligations under applicable securities law, including disclosure obligations and director independence rules, and other applicable law in evaluating any related person transaction. The Nominating and Corporate Governance Committee reports its determination regarding any related person transaction to our full Board.

No new potential related person transactions were brought to the Nominating and Corporate Governance Committee for consideration in 2012, except that Godfrey R. Sullivan, one of our directors, is the Chairman and Chief Executive Officer of Splunk, Inc. During 2012, we purchased approximately $267,000 in licenses from Splunk at rates generally charged by Splunk to third-party customers in arms length transactions.

Report of the Compensation Committee of the Board of Directors

This report is submitted by the Compensation Committee of the Board of Directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement and discussed it with management. Based on its review of the Compensation Discussion and Analysis and its discussions with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that Citrix specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Compensation Committee,

Gary E. Morin (Chair)

Thomas F. Bogan

Nanci E. Caldwell

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO OUR

AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN

We are asking you to adopt an amendment to our Amended and Restated 2005 Equity Incentive Plan to increase the aggregate number of shares of our common stock issuable pursuant to Full Value Awards by an additional 7,000,000 shares of our common stock, which we refer to as the Plan Amendment. The Plan Amendment does not modify, alter or revise any other term or provision of our amended and restated 2005 Plan, nor does it increase the total number of shares of our common stock reserved for issuance under the 2005 Plan. The closing sales price of our common stock on April 1, 2013 was $71.43 per share.

The Compensation Committee approved the Plan Amendment, subject to stockholder approval, and our Board recommended the Plan Amendment for approval by our stockholders, in March 2013. Also, in March 2013, the Compensation Committee approved an amendment to shorten the term of options and stock appreciation rights granted after that date from 10 years to 5 years.

Currently, there are 48,600,000 shares of our common stock reserved for issuance under the 2005 Plan. As of the record date, an aggregate of 16,911,681 shares of our common stock remained available for future grants under the 2005 Plan. As of December 31, 2012, there were 18,801,748 shares of our common stock available for grant under the 2005 Plan. Of this total, 3,429,434 were available for grant as Full Value Awards.

Our Board believes it important to our continued success that we have an adequate reserve of shares available for issuance as Full Value Awards under the 2005 Plan for use in attracting, motivating and retaining qualified employees, officers, consultants and directors.

Purpose of the 2005 Plan and Plan Amendment

The 2005 Plan allows us, under the direction of the Compensation Committee, to make grants of stock options, restricted stock, restricted stock units, stock awards, performance units and stock appreciation rights, any of which may or may not require the satisfaction of performance objectives, to employees and to non-employee directors through March 24,

2015. The purpose of these stock awards is to attract and retain talented employees, further align employee and stockholder interests, continue to closely link employee compensation with our performance, and maintain a culture of ownership. The 2005 Plan provides an essential component of the total compensation package offered to employees, reflecting the importance that we place on motivating and rewarding superior results with long-term, performance-based incentives. The Plan Amendment will allow us to continue to provide performance-based incentives to our eligible employees and non-employee directors and will provide us with the ability to award a greater number of Full Value Awards, which would further our goals of reducing dilution, burn rate and overhang. Approval of the amendment to the 2005 Plan is intended to enable us to achieve the following objectives:

The continued ability to offer stock-based incentive compensation to our eligible employees and non-employee directors:

In 2012, we used, and intend to continue using, restricted stock units as our primary means of providing equity compensation to our employees. We will continue to evaluate other equity-based compensation vehicles, such as restricted stock and stock appreciation rights, and may return to more widespread option granting in the future, as a means of providing additional equity compensation to our employees. We maintain an equity plan in which all employees are eligible to participate. Equity-based grants awarded to our five most highly-compensated executives, excluding awards assumed by us in acquisitions, accounted for just 0.35%, 0.22% and 0.14% of our total outstanding shares for 2010, 2011, and 2012, respectively. In 2013, the Compensation Committee intends to continue to grant equity awards to certain of our officers and to our non-employee directors, and intends that these awards will be in the form of restricted stock units. Grants of restricted stock units to officers will be subject to performance-based and/or service-based vesting requirements, whereas grants of restricted stock units to directors will be subject to service-based vesting requirements only. In order to continue to offer restricted stock units to our employees, we will need an increase in the cap on awards of Full Value Shares.

Proactive steps to reduce our total stock dilution:

In the past, we have actively taken steps to reduce our dilution by focusing participation in our equity program to a key group of employees based upon performance and strategic impact on the business and reducing the life of options granted from 10 to 5 years.

Since 2009, our overhang has substantially decreased. This reduction in overhang was due in part to an increase in stock option exercise activity as a result of an increase in our per share stock price as well as our continuing efforts to reduce the number of equity awards we issue. We believe our efforts to control share usage by targeting awards to our most talented employees and by periodically adjusting our grant guidelines based on the changes in the underlying value of our stock have helped us to control our overhang. Our overhang (inclusive of stock-based awards assumed in our acquisitions) was 6.18% as of December 31, 2012, as compared to 7.0% as of December 31, 2011 and 6.98% as of December 31, 2010. Excluding the stock-based awards assumed in our 2012, 2011 and 2010 acquisitions, the reduction in our dilution is even greater, with overhang of 5.58% as of December 31, 2012, as compared to 6.18% as of December 31, 2011 and 6.76% as of December 31, 2010.

Our efforts to control share usage resulted in a burn rate of 2.80% in 2012 as compared to a burn rate of 2.89% in 2011 and 3.32% in 2010. We continue to actively manage our use of shares each year to maintain an acceptable burn rate. Including forfeitures, our net burn rate was 2.55%, 1.6% and 2.0%, respectively, for the same periods.

Continuation of responsible compensation and governance best practices:

Our 2005 Plan, indeed all our stock plans, prohibits stock option re-pricing, as well as the use of discounted stock options and reload option grants without stockholder approval, and contains no evergreen features (which provide for automatic replenishment of authorized shares available under the plan). In the interest of good corporate governance, we have neither re-priced stock options nor conducted an exchange program for underwater stock options. Had we done so in the past, this would have also significantly reduced our overhang.

Our total overhang has also been impacted by an active stock repurchase program, which was initiated in July 2000. During the thirteen-year period ended December 31, 2012, we have repurchased approximately 101 million shares under this program. We believe that our stock repurchase program represents a valuable use of cash that has improved stockholder value. Overhang is calculated as total options outstanding in addition to unreleased Full Value Shares divided by the total shares outstanding. Because overhang increases as total shares outstanding decrease, the effect of our stock repurchase program has been to increase our overhang by more than 54%. Specifically, if we had not repurchased approximately 101 million shares under the program, overhang as of December 31, 2012 would have been 4.01% instead of 6.18%.

Background on our Stock Compensation

Our compensation programs include base salary, variable cash compensation tied to our financial and individual goals, as well as stock-based compensation. We have a long history of linking employee compensation to our long-term stock performance. For over twenty-five years, we have been granting equity awards to employees. Annual grants are made to a subset of all eligible employees in connection with a focused evaluation of strategic value and in cases of high-level performance. We believe that stock-based compensation should not be limited to senior management and that all employees demonstrating high performance and a strategic impact on the business should have a stake in our future. Excluding stock-based awards assumed in our acquisitions, over the last five years, a total of only 11.03% of all stock-based compensation awards were made to our five most highly-compensated executive officers.

As of the record date, under all of our equity based compensation plans, there were:

•

7,053,603 shares of common stock issuable upon exercise of outstanding but unexercised options with a weighted average exercise price of $54.58 per share and a weighted average remaining term of 2.68 years;

•	4,984,395 shares underlying outstanding restricted stock units; and

•	16,911,681 shares of common stock available for grant, of which 1,537,008 shares may be issued as Full Value Awards.

Our 2005 Plan is the only equity-based compensation plan under which Citrix may grant shares of our common stock.

We believe that our focus on pay-for-performance, as well as employee participation as stockholders, have been key contributing factors in enabling our growth and will be important to our ability to achieve consistent performance in the years ahead. We believe that consistent performance is achieved through the ability to attract, retain and motivate the employee talent critical to attaining long-term improved company performance and stockholder returns. Therefore, we consider approval of the amendment to the 2005 Plan vital to our future success.

Summary of the 2005 Plan

The following is a summary of certain significant features of the 2005 Plan. This summary is subject to the specific provisions contained in the full text of the Amended and Restated 2005 Equity Incentive Plan filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, the First Amendment to the Amended and Restated 2005 Equity Incentive Plan filed as Exhibit 10.1 to the Current Report on Form 8-K filed May 28, 2010, the Second and Third Amendments to the Amended and Restated 2005 Equity Incentive Plan filed as Exhibits 10.1 and 10.2, respectively, to the Current Report on Form 8-K filed June 2, 2011, the Fourth Amendment to the Amended and Restated 2005 Equity Incentive Plan filed as Exhibit 10.1 to the Current Report on Form 8-K filed May 31, 2012 and the Plan Amendment set forth in Exhibit A to this Proxy Statement.

Eligibility

Only our employees and the employees of our subsidiaries and affiliates, our consultants and our non-employee directors are eligible to receive awards under the 2005 Plan. The Compensation Committee determines which employees and directors will participate in the 2005 Plan. As of the record date, there were approximately 8,500 employees and 7 non-employee directors who were eligible to participate in the 2005 Plan.

Awards

Our 2005 Plan allows the Compensation Committee to grant stock options, stock appreciation rights or Full Value Awards, any or all of which may be made contingent upon the achievement of performance criteria. Subject to plan limits, the Compensation Committee has the discretionary authority to determine the size of an award. The addition of performance-based requirements will be considered in light of our total compensation program and the significant level of pay-for-performance requirements already incorporated into our compensation practices. As of the record date, under the 2005 Plan, there were:

•	48,600,000 shares of common stock authorized;

•	21,080,885 shares of common stock issued upon the exercise of previously granted options or released upon the vesting of previously granted restricted stock units;

•

6,226,098 shares of common stock issuable upon exercise of outstanding but unexercised options with a weighted average exercise price of $60.00 per share and a weighted average remaining term of 2.56 years;

•	4,381,336 shares underlying outstanding restricted stock units; and

•	16,911,681 shares of common stock available for grant, of which 1,537,008 shares may be issued as Full Value Awards.

Pursuant to the terms of the 2005 Plan, shares of stock that are tendered by a plan participant or that we withhold as full or partial payment in connection with any award under the 2005 Plan that is settled in stock, as well as any shares of stock tendered by a plan participant or withheld by us to satisfy the tax withholding obligations related to any award under the 2005 Plan that is settled in stock, may not again be made available for issuance as awards under the 2005 Plan. Further, shares of common stock not issued or delivered as a result of the net settlement of an outstanding stock appreciation right may not again be made available for issuance as awards under the 2005 Plan.

Shares Authorized for Full Value Awards

Currently, the 2005 Plan provides that the number of shares of common stock issued pursuant to Full Value Awards cannot exceed 9,000,000 shares of common stock (subject to certain provisions of the

2005 Plan). The Plan Amendment would increase the aggregate number of shares of our common stock issuable pursuant to Full Value Awards by 7,000,000 shares of our common stock to a maximum of 16,000,000 shares of common stock.

Vesting and Exercise of Stock Options

The exercise price of stock options granted under the 2005 Plan may not be less than the market value of our common stock on the date of grant (fair market value is the closing price for our common stock as reported on the Nasdaq Global Select Market, or on any national securities exchange on which our common stock is then listed, for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported). The option term may not be longer than five years. The Compensation Committee determines at the time of grant when each stock option becomes exercisable, including the establishment of required performance vesting criteria, if any. Since 2006, stock options granted under the 2005 Plan have been granted with a standard three-year vesting schedule with no vesting until the first anniversary of the grant date. We may require, prior to issuing our common stock under the 2005 Plan, that the participant remit an amount in cash or our common stock sufficient to satisfy tax withholding requirements.

Vesting of Restricted Stock and Stock Unit Awards

The Compensation Committee may make the grant, issuance, retention and/or vesting of restricted stock and stock unit awards contingent upon continued employment with us, the passage of time, or such performance criteria and the level of achievement versus such criteria as it deems appropriate. Under the 2005 Plan, Full Value Awards contingent solely upon continued employment with us generally will vest not less than three years from the date of grant (but may provide for pro rata vesting over such time). Similarly, Full Value Awards contingent upon the achievement of performance criteria generally will have a vesting period as specified in the agreement for such Full Value Awards of not less than three years from the date of grant (and generally vest only at the end of such performance period). We may grant Full Value Awards with shorter vesting periods, so long as such awards do not exceed five percent of the shares of our common stock authorized for issuance under the 2005 Plan. Historically, the only Full Value Awards granted by the Compensation

Committee under the 2005 Plan have been in the form of restricted stock units.

Eligibility under Section 162(m)

Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Internal Revenue Code, which we refer to as the Tax Code. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria may include one of the criteria listed below, either individually, alternatively or in any combination, applied to either Citrix as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award. Among other things, these criteria include:

1.	Operating margin, gross margin or profit margin

2.	Performance relative to peers

3.	EPS or pro forma EPS

4.	Divisional or operating segment financial and operating performance

5.	Revenue or bookings

6.	Total return on shares of common stock relative to increase in appropriate stock index selected by the Compensation Committee

7.	Expenses or operating expenses

8.	Attainment of strategic and operational objectives

9.	Customer satisfaction indicators

10.	Cash flow

11.	Net income, operating income, pre-tax income, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization

12.	Stock price increase

13.	Market share

14.	Return on assets, capital, equity or sales

15.	Growth or growth rates with respect to any of the foregoing measures

16.	Any combination of the foregoing

To the extent that an award under the 2005 Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives or financial measures as determined by the Board. Performance awards may be paid in the form of shares of our common stock or cash. The maximum performance award payment to any one participant under the 2005 Plan for a performance period is 1,000,000 shares of our common stock, or, if the award is paid in cash, the fair market value of 1,000,000 shares of our common stock on the date of grant. In no event shall the number of shares of our common stock covered by options or other awards granted under the 2005 Plan, including stock appreciation rights, granted to any one person in any one calendar year exceed 1,000,000 shares of common stock.

The Compensation Committee may appropriately adjust any evaluation of performance under the performance criteria to exclude any of the following events that occur during a performance period:

•	asset write-downs or impairment;

•	litigation or claim judgments or settlements;

•	the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results;

•	accruals for reorganization and restructuring programs;

•

any extraordinary non-recurring items including those described in The Financial Accounting Standards Board’s authoritative guidance on extraordinary and unusual items and/or in management’s discussion and analysis of financial condition and results of operations appearing in our annual report to stockholders for the applicable year; and

•	any other extraordinary items adjusted from our U.S. GAAP results in the Compensation Committee’s discretion.

Notwithstanding satisfaction or completion of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of common stock, stock options or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of performance criteria may be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee, in its sole discretion, determines.

Transferability

Unless otherwise determined by the Compensation Committee, awards granted under the 2005 Plan are not transferable except by will or the laws of descent and distribution. The Compensation Committee will have sole discretion to permit the transfer of an award.

Administration

The Compensation Committee administers the 2005 Plan. The Compensation Committee is made up entirely of independent directors. The Compensation Committee determines who receives awards, determines the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the 2005 Plan, establishes the terms, conditions and other provisions of the grants. The Compensation Committee may interpret the 2005 Plan and establish, amend and rescind any rules relating to the 2005 Plan. The Compensation Committee has delegated to our Chief Executive Officer and our Chief Financial Officer limited authority to grant awards under the 2005 Plan to employees who are not executive officers in accordance with applicable law and guidelines that have been established by the Compensation Committee, which may be revised at any time or from time to time.

Amendments

The Board may at any time terminate the 2005 Plan or make such modifications to the 2005 Plan as it shall deem advisable; provided that the Board will not modify or amend the 2005 Plan without stockholder approval to the extent required by the Tax Code or the rules of Nasdaq or the SEC. In addition, the Board will not amend the provisions prohibiting re-pricing or reload grants without stockholder approval. Unless the Board otherwise expressly provides at the time of grant, no amendment of the 2005 Plan shall affect the terms of any award outstanding on the date of such amendment.

In March 2013, the Compensation Committee approved the Plan Amendment (and our Board recommended the Plan Amendment for approval by our stockholders) to increase the aggregate number of shares of common stock issuable pursuant to Full Value Awards by 7,000,000 shares of common stock. We are now requesting that our stockholders vote to approve the Plan Amendment to increase the number of shares issuable pursuant to Full Value Awards by 7,000,000 shares.

Adjustments

In the event of a stock dividend, recapitalization, stock split, combination of shares, extraordinary dividend of cash or assets, reorganization, or exchange of our common stock or any similar event affecting our common stock, the Compensation Committee shall adjust the number and kind of shares available for grant under the 2005 Plan, and subject to the various limitations set forth in the 2005 Plan, the number and kind of shares subject to outstanding awards under the 2005 Plan, and the exercise or settlement price of outstanding stock options and of other awards.

Acquisitions

Effective upon the consummation of an Acquisition (as defined below), the Compensation Committee or the board of directors of the surviving or acquiring entity, shall, as to outstanding awards (on the same basis or on different bases as the Compensation Committee shall specify), make appropriate provision for the continuation of such awards by us or the assumption of such awards by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such awards either (1) the consideration payable with respect to the outstanding shares of our common stock in connection with the Acquisition (net of any exercise price of such awards), (2) shares of stock of the surviving or acquiring entity, or (3) such other securities or other consideration as the Compensation Committee deems appropriate, the fair market value of which shall not materially differ from the fair market value of the shares of our common stock subject to such awards immediately preceding the Acquisition. In the event such surviving or acquiring entity (if any) does not assume or substitute awards, such awards shall become exercisable in full prior to the consummation of the Acquisition at such time and on such conditions as the Compensation Committee determines, and if such awards are not exercised prior to the consummation of the Acquisition, they shall terminate at such time as determined by the Compensation Committee.

In addition to or in lieu of the foregoing, with respect to outstanding options, the Compensation Committee may, upon written notice to the affected optionees, provide that one or more options then outstanding must be exercised, in whole or in part, within a specified number of days of the date of such notice, at the end of which period such options shall terminate, or provide that one or more options then outstanding, in whole or in part, shall be terminated in exchange for a cash payment equal to the excess of the fair market value for the shares subject to such options over the exercise price thereof. Unless otherwise determined by the Compensation Committee, and assuming there is no acceleration of vesting as provided above, any repurchase rights or other rights of ours that relate to an option or other award shall continue to apply to consideration, including cash, that has been substituted, assumed or amended for an option or other award. We may hold in escrow all or any portion of any such consideration in order to effectuate any continuing restrictions.

Notwithstanding anything to the contrary in the 2005 Plan, the Compensation Committee may provide that the vesting of any or all awards shall accelerate upon an Acquisition. In such case, such awards shall become exercisable in full prior to the consummation of the Acquisition at such time and on such conditions as the Compensation Committee determines, and if such awards are not exercised prior to the consummation of the Acquisition, they shall terminate at such time as determined by the Compensation Committee.

Notwithstanding anything to the contrary in the 2005 Plan, in the event of an involuntary termination of services for any reason other than death, disability or Cause (as defined in the 2005 Plan) within six months following the consummation of an Acquisition, any awards assumed or substituted in an Acquisition which are subject to vesting conditions and/or a right of repurchase in favor of Citrix or a successor entity, shall accelerate in full. All such accelerated awards shall be exercisable for a period of one year following termination, but in no event after the expiration date of such award.

In the event of an Acquisition while a participant is a non-employee director, the vesting of any and all awards held by such participant shall become exercisable in full prior to the consummation of the Acquisition at such time and on such conditions as the Compensation Committee determines, and if such awards are not exercised prior to the consummation of the Acquisition, they shall terminate at such time as determined by the Compensation Committee.

Under the 2005 Plan, an “Acquisition” is defined as a (1) merger or consolidation of Citrix into another person (i.e., in which merger or consolidation we do not survive), (2) the sale, transfer, or other disposition of all or substantially all of our assets to one or more other persons in a single transaction or series of related transactions (other than in a spin-off or similar transaction), unless, in the case of foregoing clauses (1) and (2), securities possessing more than 50% of the total combined voting power of the survivor’s or acquiror’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of our outstanding securities immediately prior to that transaction, or (3) any person or group directly or indirectly acquires beneficial ownership of securities possessing more than 30% of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made directly to our stockholders that our Board does not recommend the stockholders accept.

U.S. Tax Consequences

Stock option grants under the 2005 Plan may be incentive stock options designed to qualify under Section 422 of the Tax Code or may be non-qualified stock options governed by Section 83 of the Tax Code. Generally, no federal income tax is payable by a participant upon the grant of a stock option and no deduction is taken by us at the time of grant. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the market price of the common stock on the exercise date and the stock option grant price. We will be entitled to a corresponding deduction on our income tax return. A participant will have no taxable income upon exercising an incentive stock option (except that alternative minimum tax may apply), and we will receive no deduction when an incentive stock option is exercised. The treatment for a participant of a disposition of shares acquired through the exercise of an option depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. We may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

Restricted stock is also governed by Section 83 of the Tax Code. Generally, no taxes are due when the award is initially made, but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (that is, becomes vested or transferable). Income tax is paid on the value of the stock at ordinary income rates when the restrictions lapse, and then at capital gain rates when the shares are sold. Restricted stock units are not taxable until they are settled in stock. Income tax is paid on the value of the stock at ordinary income rates when the stock is issued to the participant.

As described above, awards granted under the 2005 Plan may qualify as “performance-based compensation” under Section 162(m) in order to preserve federal income tax deductions by Citrix with respect to annual compensation required to be taken into account under Section 162(m) that is in excess of $1,000,000 and paid to one of our five most highly-compensated executive officers. To so qualify, options and other awards must be granted under the 2005 Plan by a committee consisting solely of two or more “outside directors” (as defined under Section 162(m) regulations), must be granted at fair market value in the case of options and stock appreciation rights and must satisfy the 2005 Plan’s limit on the total number of shares that may be awarded to any one participant during any calendar year. In addition, for awards other than options and stock appreciation rights to qualify, the grant, issuance, vesting or retention of the award must be contingent upon satisfying one or more of the performance criteria described above, as established and certified by a committee consisting solely of two or more “outside directors.” While the 2005 Plan allows the Compensation Committee to structure awards to qualify as “performance-based compensation,” it will do so only in instances where the Compensation Committee determines it to be appropriate.

The vesting of any portion of an option or other award that is accelerated in connection with a change in control of Citrix may cause all or a portion of the payments with respect to such accelerated award to be treated as “parachute payments” as defined in the Tax Code. Any such parachute payments may be non-deductible to Citrix, in whole or in part, and may subject the recipient to a non-deductible 20% federal tax on all or a portion of such payment (in addition to any other taxes ordinarily payable).

New Plan Benefits

All awards to executive officers in future periods are made at the discretion of the Compensation Committee and our Board of Directors. Therefore, the benefits and amounts that will be received or allocated under the 2005 Plan are not determinable at this time, and we have not included a table that reflects such awards.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT TO THE CITRIX SYSTEMS, INC. AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN.

PROPOSAL 3

ADOPTION AND APPROVAL OF AN AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

TO DECLASSIFY OUR BOARD OF DIRECTORS AND

PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

We are asking you to adopt an Amended and Restated Certificate of Incorporation to declassify the Board. Our Certificate of Incorporation currently provides that the Board be divided into three classes, with members of each class of directors serving a three-year term. The classification of the Board results in staggered elections, with a different class of directors standing for election each year.

If the Amended and Restated Certificate of Incorporation is approved by the stockholders and adopted, the declassification of our Board would be phased-in commencing with the 2014 annual meeting of stockholders, whereupon directors standing for reelection, or their successors, will be elected for one-year terms. The unexpired three-year terms of directors elected prior to the effectiveness of the Amended and Restated Certificate of Incorporation (including directors elected at the 2013 Annual Meeting) would not change and would result in the Board being fully declassified (and all Board members standing for annual elections) commencing with the 2016 annual meeting of stockholders.

The Board and the Nominating and Corporate Governance Committee believe the classified structure has helped to ensure continuity of our business strategies and has reinforced a commitment to long-term stockholder value. Although these are important benefits, the Board and the Nominating and Corporate Governance Committee considered the view of some stockholders who believe that classified boards have the effect of reducing the accountability of directors to stockholders. The Nominating and Corporate Governance Committee believes that the Board would continue to be effective in protecting stockholder interests under an annual election system. Accordingly, the Nominating and Corporate Governance Committee recommended to the Board (and the Board unanimously approved) that a proposal to declassify the Board be submitted to stockholders at this Annual Meeting.

This description of the effect of the proposed Amended and Restated Certificate of Incorporation is a summary and is qualified by the full text of the Amended and Restated Certificate of Incorporation, which is attached to this Proxy Statement as Exhibit B. The attached Amended and Restated Certificate of Incorporation is marked to show changes made to declassify our Board.

The affirmative vote of at least 75% of the shares outstanding and entitled to vote on the record date is required for the approval of the Amended and Restated Certificate of Incorporation.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” ADOPTION AND APPROVAL OF OUR

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION DECLASSIFYING OUR BOARD OF DIRECTORS AND PROVIDING FOR THE ANNUAL ELECTION OF DIRECTORS.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has retained the firm of Ernst & Young LLP, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Ernst & Young has served as our independent registered public accounting firm since 1989. The Audit Committee reviewed and discussed its selection of, and the performance of, Ernst & Young for the fiscal year ending December 31, 2013. As a matter of good corporate governance, the Audit Committee has determined to submit its selection to our stockholders for ratification. Even if the selection of Ernst & Young is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year, if it determines that such a change would be in the best interests of Citrix and our stockholders.

The Audit Committee has implemented procedures under our Audit Committee Pre-Approval Policy for Audit and Non-Audit Services, which we refer to as the Pre-Approval Policy, to ensure that all audit and permitted non-audit services to be provided to Citrix have been pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of our independent registered public accounting firm for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before the service may be provided by our independent registered public accounting firm. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. All of the audit-related, tax and all other services provided to us by Ernst & Young in 2012 and 2011 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the procedures contained in the Pre-Approval Policy. All non-audit services provided in 2012 and 2011 were reviewed with the Audit Committee, which concluded that the provision of such services by Ernst & Young was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. For additional information concerning the Audit Committee and its activities with Ernst & Young, see The Board of Directors and its Committees and Report of the Audit Committee of the Board of Directors.

We expect that a representative of Ernst & Young will attend our Annual Meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

Fees Paid to Ernst & Young

The following table shows the aggregate fees for professional services rendered to us by Ernst & Young during the fiscal years ended December 31, 2012 and December 31, 2011.

	2012	2011
Audit Fees	$4,380,873	$3,569,000
Audit-Related Fees	226,476	549,000
Tax Fees	2,569,192	2,271,000
All Other Fees	—	—

Total	$7,176,541	$6,389,000

Audit Fees

Audit Fees for both years consist of fees for professional services associated with the annual consolidated financial statements audit, review of the interim consolidated financial statements included in our quarterly reports on Form 10-Q, and services in connection with international statutory audits, regulatory filings and accounting consultations. Audit Fees for both years also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting as promulgated by Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees

Audit-Related Fees for 2012 and 2011 consist of fees for services for the annual audits of employee benefit plans. Audit-Related Fees for 2012 and 2011 also include fees for professional services rendered for potential business combinations, internal control reviews and assistance with assessing the impact of proposed standards, rules or interpretations proposed by standard-setting bodies.

Tax Fees

Tax Fees consist of fees for professional services rendered for assistance with federal, state, local and international tax compliance and consulting. Tax compliance fees were approximately $707,321 for 2012 and $655,000 for 2011. Tax Fees also include fees of approximately $1,861,871 for 2012 and $1,616,000 for 2011 for services rendered for tax examination assistance, tax research and tax planning services in the countries in which we do business.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS CITRIX’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

PROPOSAL 5

ADVISORY VOTE TO APPROVE THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, known as the Dodd-Frank Act, this proposal, commonly known as a say-on-pay proposal, gives our stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices.

As discussed under Compensation Discussion and Analysis beginning on page 21, we believe that our executive compensation programs emphasize sustainable growth through a pay-for-performance orientation and a commitment to both operational and organizational execution. We believe that our compensation programs for our named executive officers is instrumental in helping us achieve our strong strategic and financial performance. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that Citrix’s stockholders approve, on an advisory basis, the compensation of Citrix’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables).”

The vote is advisory, and therefore not binding on Citrix, the Compensation Committee or our Board. However, our Board and our Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

We will hold a stockholder advisory vote to approve the compensation of our named executive officers annually until the next vote on the frequency of such stockholder advisory votes, which will occur no later than our 2017 annual meeting of stockholders.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

OTHER MATTERS

The Board knows of no other matters to be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the Proxy Statement to be furnished to all stockholders entitled to vote at our 2014 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act by the SEC, must be received at our principal executive offices not later than December 13, 2013. Under our bylaws, stockholders who wish to make a proposal at the 2014 annual meeting—other than one that will be included in our Proxy Statement—must notify us between November 13, 2013 and December 13, 2013. If a stockholder makes a timely notification, discretionary voting authority with respect to the stockholder’s proposal may be conferred upon the persons selected by management to vote the proxies under circumstances consistent with the SEC’s proxy rules. In order to curtail controversy as to the date on which a proposal was received by Citrix, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to our principal executive offices at Citrix Systems, Inc., 851 West Cypress Creek Road, Fort Lauderdale, FL 33309, Attention: Secretary.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by Citrix and, in addition to soliciting stockholders by mail and via the Internet through our regular employees, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of Citrix registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone, e-mail or telegraph following the original solicitation. We have retained MacKenzie Partners, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $17,500, plus reimbursement of expenses.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

If you share an address with any of our other stockholders, your household might receive only one copy of the Proxy Statement, Annual Report and Notice, as applicable. To request individual copies of any of these materials for each stockholder in your household, please contact the Investor Relations, Citrix Systems, Inc., 851 West Cypress Creek Road, Fort Lauderdale, Florida 33309 (telephone: 954-229-5758). We will deliver copies of the Proxy Statement, Annual Report and/or Notice promptly following your written or oral request. To ask that only one copy of any of these materials be mailed to your household, please contact your broker.

EXHIBIT A

SIXTH AMENDMENT TO

CITRIX SYSTEMS, INC.

AMENDED AND RESTATED

2005 EQUITY INCENTIVE PLAN

WHEREAS, Citrix Systems, Inc. (the “Company”) desires to amend the Citrix Systems, Inc. Amended and Restated 2005 Equity Incentive Plan (as amended and in effect, the “Plan”) to increase the aggregate number of shares of Common Stock issuable pursuant to restricted stock, restricted stock units, performance units or stock grants by 7,000,000 shares of Common Stock (the “Plan Amendment”); and

WHEREAS, on March 1, 2013, subject to stockholder approval, the Compensation Committee of the Board of Directors of the Company approved the Plan Amendment.

NOW THEREFORE, in accordance with Section 15 of the Plan, the Plan is hereby amended as follows:

1.	Section 4 of the Plan is hereby amended by deleting the second sentence of the first paragraph thereof in its entirety and substituting the following in lieu thereof:

“In addition to the foregoing, at no time shall the number of shares of Stock issued pursuant to Restricted Stock, Restricted Stock Units, Performance Units or Stock Grants exceed 16,000,000 shares of Stock; subject, however, to the provisions of Section 8 of the Plan.”

2.	The Plan Amendment shall be effective upon approval of the stockholders of the Company at the 2013 Annual Meeting of Stockholders. If the Plan Amendment is not so approved at such meeting, then the amendment to the Plan set forth herein shall be void ab initio.

3.	Except herein above provided, the Plan is hereby ratified, confirmed and approved in all respects.

A-1

EXHIBIT B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CITRIX SYSTEMS, INC.

* *

I, Mark B. Templeton, President and Chief Executive Officer of Citrix Systems, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, do hereby certify that the Restated Certificate of Incorporation of Citrix Systems, Inc., as amended, has been further amended, and restated as amended, in accordance with provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, and, as amended and restated, is set forth in its entirety as follows:

FIRST. The name of the Corporation is Citrix Systems, Inc.

SECOND. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,005,000,000 shares, consisting of 1,000,000,000 shares of Common Stock with a par value of $.001 per share (the “Common Stock”) and 5,000,000 shares of Preferred Stock with a par value of $.01 per share (the “Preferred Stock”).

A description of the respective classes of stock and a statement of the designations, powers, preferences and rights, and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

A.	COMMON STOCK

1. General. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights, powers and privileges. The rights, powers and privileges of the holders of the Common Stock are subject to and qualified by the rights, power and preferences of holders of the Preferred Stock.

2. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

3. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, each issued and outstanding share of Common Stock shall entitle the holder thereof to receive an equal portion of the net assets of the Corporation available for distribution to the holders of Common Stock, subject to any preferential rights of any then outstanding Preferred Stock.

4. Voting Rights. Except as otherwise required by law or this Amended and Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held of record by such holder on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Except as otherwise required by law or provided herein, holders of Common Stock shall vote together with holders of the Preferred Stock as a single class, subject to any special or preferential voting rights or powers of any then outstanding Preferred Stock. There shall be no cumulative voting.

B.	PREFERRED STOCK

The Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors of the Corporation may determine. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.

The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the undesignated Preferred Stock in one or more series, each with such designations, preferences, voting powers (or special, preferential or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board of Directors to create such series, and a certificate of said resolution or resolutions (a “Certificate of Designation”) shall be filed in accordance with the General Corporation Law of the State of Delaware. The authority of the Board of Directors with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may be: (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange and with such adjustments, if any; (v) entitled to the benefit of such limitations, if any, on the issuance of additional shares of such series or shares of any other series of Preferred Stock; or (vi) entitled to such other preferences, powers, qualifications, rights and privileges, all as the Board of Directors may deem advisable and as are not inconsistent with law and the provisions of this Amended and Restated Certificate of Incorporation.

FIFTH. The Corporation is to have perpetual existence.

SIXTH. The following provisions are included for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Board of Directors and stockholders:

1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.

2. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation, subject to any limitation thereof contained in the By-laws. The stockholders shall also have the power to adopt, amend or repeal the By-laws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the By-laws of the Corporation.

3. Stockholders of the Corporation may not take any action by written consent in lieu of a meeting.

4. Special meetings of stockholders may be called at any time only by the President, the Chairman of the Board of Directors (if any), or a majority of the Board of Directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

5. The books of the Corporation may be kept at such place within or without the State of Delaware as the By-laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

SEVENTH.

1. Number of Directors. The number of directors which shall constitute the whole Board of Directors shall be determined by resolution of a majority of the Board of Directors, but in no event shall the number of directors be less than three. The number of directors may be decreased at any time and from time to time by a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one or more directors. The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. Directors need not be stockholders of the Corporation.

2. ~~Classes of Directors. The Board of Directors shall be and is divided into three classes: Class I, Class II and Class III. No one class shall have more than one director more than any other class.~~Terms of Office. At the annual meeting of stockholders of the Corporation that is held in calendar year 2014 (the “2014 Annual Meeting”), the directors whose terms expire at the 2014 Annual Meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the annual meeting of stockholders of the Corporation that is held in calendar year 2015 (the “2015 Annual Meeting”); at the 2015 Annual Meeting, the directors whose terms expire at that meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the annual meeting of stockholders of the Corporation that is held in calendar year 2016 (the “2016 Annual Meeting”); and at the 2016 Annual Meeting and each annual meeting of stockholders of the Corporation thereafter, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders of the Corporation. For the avoidance of doubt, each person appointed by the directors of the Corporation or elected by the stockholders of the Corporation to the Board of Directors before the 2014 Annual Meeting shall serve for the full term to which he or she was appointed or elected before the 2014 Annual Meeting. Directors shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

3. Election of Directors. Elections of directors need not be by written ballot except as and to the extent provided in the By-laws of the Corporation.

~~4. Terms of Office. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall serve for a term ending on the date of the annual meeting next following the end of the Corporation’s fiscal year ending December 31, 1995; each initial director in Class II shall serve for a term ending on the date of the annual meeting next following the end of the Corporation’s fiscal year ending December 31, 1996; and each initial director in Class III shall serve for a term ending on the date of the annual meeting next following the end of the Corporation’s fiscal year ending December 31, 1997.~~

~~5. Allocation of Directors Among Classes in the Event of Increases or Decreases in the Number of Directors. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as director of the class of which he or she is a member until the expiration of such director’s current term or his or her prior death, retirement or resignation and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by a majority of the directors then in office, though less than a quorum. No decrease in the number of directors constituting the whole Board of Directors shall shorten the term of an incumbent Director.~~

4. ~~6.~~ Tenure. Notwithstanding any provisions to the contrary contained herein, each director shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

5. ~~7.~~ Newly Created Directorships and Vacancies. Unless and until filled by the stockholders, any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the

Board of Directors, may be filled only by vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, if applicable, ~~and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen~~ and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the whole Board of Directors shall shorten the term of an incumbent Director.

6. ~~8.~~ Quorum. A majority of the total number of the whole Board of Directors shall constitute a quorum at all meetings of the Board of Directors. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified; provided, however, that in no case shall less than one-third (1/3) of the number so fixed constitute a quorum. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

7. ~~9.~~ Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law or the Corporation’s By-laws.

8. ~~10.~~ Removal. Any one or more or all of the directors may be removed without cause only by the holders of at least seventy-five percent (75%) of the shares then entitled to vote at an election of directors. Any one or more or all of the directors may be removed with cause only by the holders of at least a majority of the shares then entitled to vote at an election of directors.

9. ~~11.~~ Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided in the By-laws of the Corporation.

10. ~~12.~~ Rights of Preferred Stock. The provisions of this Article are subject to the rights of the holders of any series of Preferred Stock from time to time outstanding.

EIGHTH. No director (including any advisory director) of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that, to the extent provided by applicable law, this provision shall not eliminate the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

NINTH.

1. Actions, Suits and Proceedings Other than by or in the Rights of the Corporation. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section 6 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.

2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

3. Indemnification for Expenses of Successful Party. Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purpose hereof to have been wholly successful with respect thereto.

4. Notification and Defense of Claim. As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 4. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

5. Advance of Expenses. Subject to the provisions of Section 6 below, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter, provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking may he accepted without reference to the financial ability of such person to make such repayment.

6. Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section 1, 2 or 5 the Corporation determines, by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority vote of the directors of the Corporation who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), even though less than a quorum, (b) if there are no such disinterested directors, or if such disinterested directors so direct, by independent legal counsel (who may be regular legal counsel to the corporation) in a written opinion, (c) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, or (d) the Delaware Court of Chancery.

7. Remedies. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section 6. Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation, Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

8. Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

9. Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

10. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

11. Insurance. The Corporation may purchase find maintain insurance, at its expense, to protect itself and any director, officer, employee: or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

12. Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

13. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by an applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

15. Subsequent Legislation. If the General Corporation Law of the State of Delaware is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

TENTH. The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation, provided, however, that in addition to the vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, but in addition to any vote of the holders of any class or series of stock of the Corporation required by law, this Amended and Restated Certificate of Incorporation or a Certificate of

Designation with respect to a series of Preferred Stock, the affirmative vote of the holders of shares of voting stock of the Corporation representing at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to (i) reduce or eliminate the number of authorized shares of Common Stock or the number of authorized shares of Preferred Stock set forth in Article Fourth or (ii) amend or repeal, or adopt any provision inconsistent with, Parts A and B of Article FOURTH And Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, and this Article TENTH of this Amended and Restated Certificate of Incorporation.

IN WITNESS WHEREOF, the undersigned has hereunto signed his name and affirms that the statements made in this Amended and Restated Certificate of Incorporation are true under the penalties of perjury this              day of             , 2013.

By:
Mark B. Templeton, President and Chief Executive Officer

CITRIX SYSTEMS, INC. ATTN: LEGAL DEPARTMENT 14 CROSBY DRIVE BEDFORD, MA 01730

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have the 12 Digit Control Number available when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

M57404 -P36210 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CITRIX SYSTEMS, INC.
The Board of Directors recommends you vote FOR the following nominees and proposals:
1.	Election of Directors	For	Against	Abstain
Nominees:
	1a. Mark B. Templeton	☐	☐	☐
	1b. Stephen M. Dow	☐	☐	☐
	1c. Godfrey R. Sullivan	☐	☐	☐
							For	Against	Abstain
2.	Approval of an amendment to the Amended and Restated 2005 Equity Incentive Plan						☐	☐	☐
3.	Approval of an Amended and Restated Certificate of Incorporation to declassify the Board of Directors						☐	☐	☐
4.	Ratification of Ernst & Young LLP as the company’s independent registered public accounting firm for 2013						☐	☐	☐
5.	Advisory vote to approve the compensation of the company’s named executive officers						☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)			☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

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M57405-P36210

Proxy

Citrix Systems, Inc.

Proxy for Annual Meeting of Stockholders on May 23, 2013

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Citrix Systems, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 12, 2013, and hereby appoints Mark B. Templeton and David J. Henshall, and each of them, proxies and attorneys-in-fact, with full power of substitution to each, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at The Hilton Anaheim, 777 W. Convention Way, Anaheim, California 92802, United States, on May 23, 2013 at 4:00 p.m. local time, and at any adjournments or postponements thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THESE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” THE PROPOSALS IN ITEMS 2, 3, 4 AND 5. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER ON ANY MATTER INCIDENTAL TO THE FOREGOING OR ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side